Exhibit 2.2

PURCHASE AND SALE AGREEMENT
BY AND BETWEEN

Linn Energy Holdings, LLC,
Linn Operating, Inc.,
Linn Exploration Mid-Continent, LLC,
Mid-Continent II, LLC, and
Linn Midstream, LLC

as Seller,
and
EnerVest Energy Institutional Fund XIII-A, L.P.,
EnerVest Energy Institutional Fund XIII-WIB, L.P.,
EnerVest Energy Institutional Fund XIII-WIC, L.P., and
FourPoint Energy, LLC
as Buyer

EXECUTED ON OCTOBER 2, 2014

TABLE OF CONTENTS
Page

Article I DEFINITIONS AND INTERPRETATION		1
1.1	Defined Terms	1
1.2	References and Rules of Construction	1

Article II PURCHASE AND SALE		2
2.1	Purchase and Sale	2
2.2	Excluded Assets	4
2.3	Revenues and Expenses.	4

Article III Purchase Price		5
3.1	Purchase Price	5
3.2	Deposit	5
3.3	Adjustment to Purchase Price	5
3.4	Adjustment Methodology	7
3.5	Preliminary Settlement Statement	8
3.6	Final Settlement Statement	8
3.7	Disputes	9
3.8	Allocation of Purchase Price / Allocated Values	9
3.9	Allocation for Imbalances at Closing	10

Article IV ACCESS / DISCLAIMERS		10
4.1	Access.	10
4.2	Confidentiality	13
4.3	Disclaimers.	13

Article V TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS		14
5.1	General Disclaimer of Title Warranties and Representations	14
5.2	Special Warranty	15
5.3	Notice of Title Defects; Defect Adjustments.	15
5.4	Casualty or Condemnation Loss.	20
5.5	Preferential Purchase Rights and Consents to Assign.	21
5.6	Acknowledged Title Defects	23

Article VI ENVIRONMENTAL MATTERS		23
6.1	Environmental Defects.	23
6.2	NORM, Asbestos, Wastes and Other Substances	26

Article VII REPRESENTATIONS AND WARRANTIES OF Seller		27
7.1	Organization, Existence and Qualification	27
7.2	Authorization, Approval and Enforceability	28
7.3	No Conflicts	28
7.4	Consents	28
7.5	Bankruptcy	28

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7.6	Litigation	28
7.7	Material Contracts.	29
7.8	No Violation of Laws	30
7.9	Preferential Rights	30
7.10	Payment of Burdens	30
7.11	Imbalances	30
7.12	Current Commitments	30
7.13	Tax Matters	30
7.14	Brokers’ Fees	31
7.15	Equipment	31
7.16	Payouts	31
7.17	Condemnation	31
7.18	Employee Benefits	31
7.19	Midstream Assets	32
7.20	Midstream Environmental Matters	32
7.21	Permits	32
7.22	Wells	32
7.23	Foreign Person	33
7.24	Labor Matters	33

Article VIII REPRESENTATIONS AND WARRANTIES OF BUYER		33
8.1	Organization, Existence and Qualification	33
8.2	Authorization, Approval and Enforceability	34
8.3	No Conflicts	34
8.4	Consents	34
8.5	Bankruptcy	34
8.6	Litigation	34
8.7	Regulatory	34
8.8	Financing	35
8.9	Independent Evaluation	35
8.10	Brokers’ Fees	35
8.11	Accredited Investor	35

Article IX CERTAIN AGREEMENTS		35
9.1	Conduct of Business	35
9.2	Successor Operator	37
9.3	Governmental Bonds	37
9.4	Records Retention	38
9.5	Guarantees	38
9.6	Digital Records	38
9.7	Amendment to Schedules	38
9.8	Regulatory Matters	39
9.9	Suspense Accounts	39
9.10	Transition Services	40

Article X BUYER’S CONDITIONS TO CLOSING		40
10.1	Representations	40

10.2	Performance	40
10.3	No Legal Proceedings	40
10.4	Title Defects and Environmental Defects	40
10.5	HSR Approval	41
10.6	Casualty Loss	41
10.7	Closing Deliverables	41

Article XI SELLER’S CONDITIONS TO CLOSING		41
11.1	Representations	41
11.2	Performance	41
11.3	No Legal Proceedings	41
11.4	Title Defects and Environmental Defects	41
11.5	Closing Deliverables	42
11.6	HSR Approval	42

Article XII CLOSING		42
12.1	Date of Closing	42
12.2	Place of Closing	42
12.3	Closing Obligations	42
12.4	Records	43

Article XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL		43
13.1	Assumption by Buyer; Specified Obligations.	43
13.2	Indemnities of Seller	45
13.3	Indemnities of Buyer	45
13.4	Limitation on Liability.	46
13.5	Express Negligence	46
13.6	Exclusive Remedy	46
13.7	Indemnification Procedures	47
13.8	Survival.	48
13.9	Non-Compensatory Damages	49
13.10	Waiver of Right to Rescission	49
13.11	Insurance	49
13.12	Disclaimer of Application of Anti-Indemnity Statutes	50

Article XIV Employment Matters		50
14.1	Seller Benefit Plans	50
14.2	Pre-Employee Start Date Claims under Seller Benefit Plans	50
14.3	Available Employees’ Offers and Post- Employee Start Date Employment and Benefits	50
14.4	Savings Plans	52
14.5	Post- Employee Start Date Employment Claims	52
14.6	COBRA	52
14.7	WARN Act	52
14.8	No Third Party Beneficiary Rights	53
14.9	Non-Solicitation of Employees	53

Article XV TERMINATION, DEFAULT AND REMEDIES		54
15.1	Right of Termination	54
15.2	Effect of Termination	54
15.3	Return of Documentation and Confidentiality	54
15.4	Distribution of Deposit Upon Termination	54

Article XVI MISCELLANEOUS		55
16.1	Appendices, Exhibits and Schedules	55
16.2	Expenses and Taxes	55
16.3	Assignment	57
16.4	Preparation of Agreement	57
16.5	Publicity	57
16.6	Notices	57
16.7	Further Cooperation	59
16.8	Filings, Notices and Certain Governmental Approvals	59
16.9	Entire Agreement; Non-Reliance; Conflicts	60
16.10	Successors and Permitted Assigns	60
16.11	Parties in Interest	60
16.12	Amendment	61
16.13	Waiver; Rights Cumulative	61
16.14	Governing Law; Jurisdiction; Venue; Jury Waiver	61
16.15	Severability	62
16.16	Removal of Name	62
16.17	Counterparts	62
16.18	Like-Kind Exchange	62
16.19	Specific Performance	63
16.20	Buyer Liability	63

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendices
Appendix I	―	Definitions

Exhibits
Exhibit A	―	Leases
Exhibit A-1	―	Fee Minerals
Exhibit A-2	―	Midstream Assets
Exhibit A-3	―	Easements
Exhibit A-4	―	Surface Fee Interests
Exhibit A-5	―	Field Office and Other Real Property
Exhibit B	―	Wells and Well Locations
Exhibit C	―	Personal Property
Exhibit D	―	Form of Assignment and Bill of Sale
Exhibit E	―	Excluded Assets
Exhibit F	―	Salt Water Disposal Wells and Evaporation Pits
Exhibit G	―	Allocated Values
Exhibit H	―	[Intentionally Omitted]
Exhibit I	―	Form of Mineral Deed
Exhibit J	―	Form of Surface Deed
Exhibit K	―	Severance Plans
Exhibit L	―	Form of Transition Services Agreement
Exhibit M	―	Buyer Proportionate Shares
Exhibit N	―	Target Formations
Exhibit O	―	Deposit Escrow Agreement
Exhibit P	―	Title and Environmental Defects Escrow Agreement
Schedules
Schedule 2.3(a)	―	Pre-Effective Time Costs
Schedule 7.4	―	Seller Consents
Schedule 7.6	―	Litigation
Schedule 7.7	―	Material Contracts
Schedule 7.8	―	Violation of Laws
Schedule 7.9	―	Preferential Rights
Schedule 7.10	―	Royalties
Schedule 7.11	―	Imbalances
Schedule 7.12	―	Current Commitments
Schedule 7.13	―	Tax Matters
Schedule 7.15	―	Certain Equipment Matters
Schedule 7.16	―	Payout Information
Schedule 7.17	―	Condemnation Proceedings

v

Schedule 7.18	―	Seller Benefit Plans
Schedule 9.1	―	Conduct of Business
Schedule 9.5	―	Guarantees

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, this “Agreement”) is entered into this second day of October, 2014 (the “Execution Date”), between Linn Energy Holdings, LLC, a Delaware limited liability company (“LEH”), Linn Midstream, LLC, a Delaware limited liability company (“LINN Midstream”), Linn Exploration Mid-Continent, LLC a Delaware limited liability company (“Linn Exploration”), Mid-Continent II, LLC, Delaware limited liability company (“MidCon II”), and Linn Operating, Inc., a Delaware corporation (“LOI” and, collectively with LEH, Linn Exploration, MidCon II, and LINN Midstream, “Seller”), and EnerVest Energy Institutional Fund XIII-A, L.P., a Delaware limited partnership (“EnerVest XIII-A”), EnerVest Energy Institutional Fund XIII-WIB, L.P., a Delaware limited partnership (“EnerVest XIII‑WIB”), EnerVest Energy Institutional Fund XIII-WIC, L.P., a Delaware limited partnership (“EnerVest XIII-WIC,” and collectively with EnerVest XIII-A and EnerVest XIII-WIB, “EnerVest”), and FourPoint Energy, LLC, a Colorado limited liability company (“FourPoint,” and collectively with EnerVest, “Buyer”). Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.”

Recitals
Seller desires to sell and assign, and each of EnerVest and FourPoint desires to purchase and pay for, to the extent of the undivided percentage interest set forth opposite the name of such Party in Exhibit M hereto (such undivided percentage interest, the “Proportionate Share”), all of the Conveyed Interests (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).
NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. Capitalized terms used herein shall have the meanings given such terms in Appendix I, unless the context otherwise requires.
1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other

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subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein, and each accounting term partly defined herein, to the extent not defined, will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any agreement (including this Agreement) shall mean such agreement as it may be amended, supplemented or otherwise modified from time to time. References to any date shall mean such date in Houston, Texas and for purposes of calculating the period of time in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 A.M. on the applicable date in Houston, Texas.
ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase and pay for, as of the Effective Time, all of Seller’s right, title and interest in and to the interests and properties described in Section 2.1(a) through Section 2.1(r) (such right, title and interest, less and except the Excluded Assets, collectively, the “Conveyed Interests”):
(a)    all of the oil and gas leases described in Exhibit A, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases and/or Exhibit A (such interest in such leases, the “Leases”), and all rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”);
(b)    all wells located on any of the Oil and Gas Properties (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;
(c)    all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”);
(d)    all fee mineral interests that are part of producing Units, including those described in Exhibit A-1 (such interest, the “Fee Minerals”) (the Leases, the Lands, the Wells, the Units, and the Fee Minerals being collectively referred to hereinafter as the “Oil and Gas Properties”);
(e)    the gas processing plants and gas gathering systems, including all pipelines, meters and measurement facilities, treating and separation facilities, compression equipment, Hydrocarbon terminals, water systems, collection and storage facilities, and all

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appurtenant facilities to provide processing, gathering and related midstream services, including those facilities described on Exhibit A-2 (collectively, the “Midstream Facilities”);
(f)    all permits, licenses, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used primarily in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Oil and Gas Properties and the Midstream Facilities, including those described on Exhibit A-3 (the “Easements”);
(g)    the surface fee interests described in Exhibit A-4 (the “Surface Fee Interests”);
(h)    all equipment, machinery, fixtures and other personal, movable and mixed property, operational or nonoperational, known or unknown, located on or used or held for use in connection with any of the Oil and Gas Properties, Surface Fee Interests, or the Midstream Facilities, including those items listed in Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, all processing, separation and treating facilities, pads, structures, buildings, materials, and other items used in the operation thereof (collectively, the “Personal Property”) (the Midstream Facilities and the related Easements, Surface Fee Interests and Personal Property being collectively referred to herein as the “Midstream Assets”);
(i)    the field offices and other real property described on Exhibit A-5 and any Personal Property located thereon;
(j)    the salt water disposal wells, fresh water wells, water lines, frac pits and evaporation pits that are located on, used, or held for use in connection with the Oil and Gas Properties or the Surface Fee Interests, including those described on Exhibit F;
(k)    to the extent assignable, all Applicable Contracts and all rights thereunder insofar and only insofar as they relate to the Conveyed Interests;
(l)    all Imbalances relating to the Conveyed Interests;
(m)    all of the files, records, information and data, whether written or electronically stored, primarily relating to the Conveyed Interests in Seller’s or its Affiliates’ possession, including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production and accounting records and (v) facility and well records (collectively, “Records”);
(n)    all of Seller’s right, title and interest in and to all claims and causes of action (including claims for adjustments or refunds) to the extent attributable to (i) the Conveyed Interests insofar as initially accruing from and after the Effective Time, and (ii) any of the Assumed Obligations;

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(o)    all SCADA and measurement technology used solely in connection with the Conveyed Interests;
(p)    all Hydrocarbons in storage or existing at the Effective Time in stock tanks, pipelines and/or plants (including inventory);
(q)    all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, all radio and telephone equipment, smartphones, tablets and other mobility devices, well communication devices, and any other information technology systems to extent (i) solely used by Seller’s field personnel in connection with the operation of the Oil and Gas Properties or the Midstream Assets or (ii) located in a field office included in the Conveyed Interests, but in any case excluding any software or data related to assets other than the Conveyed Interests and data related to the Excluded Assets; and
(r)    all geophysical or other seismic or related technical data or information relating to the Conveyed Interests, together with all interpretations thereto, other than such data, information, or interpretations that cannot be transferred due to restrictions with third parties without payment of a fee or other penalties (unless Buyer agrees to, and does, pay such fees and penalties).
2.2    Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.
2.3    Revenues and Expenses.
(a)    Except as expressly provided otherwise in this Agreement, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds) and shall remain responsible (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) for all Operating Expenses, in each case attributable to the Conveyed Interests for the period of time prior to the Effective Time. Except as expressly provided otherwise in this Agreement, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible for (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) (i) all Operating Expenses, in each case attributable to the Conveyed Interests for the period of time commencing at the Effective Time, and (ii) the expenses shown as “Completion Costs” on Schedule 2.3(a) for each Well listed on Schedule 2.3(a) that has not been completed and placed on production prior to the Effective Time, whether or not such completion expenses were incurred before or after the Effective Time (and Seller will remain responsible for all other expenses shown on Schedule 2.3(a)) (the “Designated Well Costs”). Such amounts which are received or paid prior to Closing shall be accounted for in the Preliminary Settlement Statement or Final Settlement Statement, as applicable; provided, however, that the Preliminary Settlement Statement may contain estimated amounts. Such amounts which are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement.

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(b)    Subject to Section 3.6(b), after the Parties’ agreement upon the Final Settlement Statement, (i) if either Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within 30 days after the end of the calendar month in which such amounts were received, be paid over to the proper Party, (ii) if either Party pays monies for Operating Expenses which are the obligation of the other Party, then such other Party shall, within 30 days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Operating Expenses, (iii) if a Party receives an invoice of an expense or obligation (other than an invoice of an expense or obligation with respect to Asset Taxes or Income Taxes) which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) if an invoice or other evidence of an obligation (other than an obligation with respect to Asset Taxes or Income Taxes) is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee thereof.
(c)    Each of Seller and Buyer shall be permitted to offset any Operating Expenses owed by such Party to the other Party pursuant to this Section 2.3 against amounts owing by the second Party to the first Party pursuant to this Section 2.3, but not otherwise.
ARTICLE III
PURCHASE PRICE
3.1    Purchase Price. The purchase price for the transfer of the Conveyed Interests and the transactions contemplated hereby shall be One Billion Nine Hundred Fifty Million Dollars ($1,950,000,000) (the “Purchase Price”), as adjusted pursuant to this Agreement and payable by Buyer to Seller at Closing by wire transfer in immediately available funds to a bank account of Seller (the details of which shall be provided by Seller to Buyer in the Preliminary Settlement Statement).
3.2    Deposit. Within five (5) Business Days following the Execution Date, Buyer shall deliver a deposit equal to five percent (5%) of the Purchase Price to assure Buyer’s performance of its obligations hereunder (the “Deposit”), by means of a federal fund wire transfer to Wells Fargo Bank, N.A. (the “Escrow Agent”) to be held pursuant to the Deposit Escrow Agreement. The Deposit shall be applied against the Purchase Price if the Closing occurs or shall otherwise be distributed in accordance with the terms of Section 15.4.
3.3    Adjustment to Purchase Price. The Purchase Price shall be adjusted as follows (without duplication), and the resulting amount shall be herein called the “Adjusted Purchase Price”:
(a)    The Purchase Price shall be adjusted upward by the following amounts:
(i)    an amount equal to the value of all Hydrocarbons attributable to the Conveyed Interests in storage or existing in stock tanks, pipelines and/or plants (including inventory, but excluding tank bottoms and BS&W) in each case that are, as of the Effective Time, (A) upstream of the pipeline connection or (B) upstream of the sales meter, if any, the value to be based upon the contract price in effect as of the Effective

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Time (or the price paid to Seller in connection with the sale of such Hydrocarbons, if there is no contract price, during the Interim Period), net of (i) amounts payable as Burdens on such production and (ii) any Asset Taxes on such Hydrocarbons economically borne by Buyer but not taken into account pursuant to Section 3.3(b)(ii);
(ii)    an amount equal to all Operating Expenses and all other costs and expenses that are attributable to the Conveyed Interests (other than Asset Taxes and Income Taxes) incurred by Seller during the period of time commencing at the Effective Time, whether paid before or after the Effective Time, including (A) Burdens, (B) bond and insurance premiums paid by or on behalf of Seller with respect to the period of time commencing at the Effective Time, and (C) rentals and other lease maintenance payments;
(iii)    an amount equal to all of the Designated Well Costs paid by Seller, whether paid before or after the Effective Time;
(iv)    the Title Benefit Amounts of any Title Benefits for which the Title Benefit Amounts have been determined prior to Closing;
(v)    the amount of all Asset Taxes allocated to Buyer in accordance with Section 16.2 but that are paid or otherwise economically borne by Seller;
(vi)    subject to Section 3.8(a), to the extent that Seller is underproduced as shown with respect to the net Well Imbalances set forth in Schedule 7.11, as complete and final settlement of all Well Imbalances attributable to the Conveyed Interests, the sum of $6,450,807.00, which is an amount equal to the product of the underproduced volumes times $3.00/MMBtu for gaseous Hydrocarbons or $90.00/Bbl for liquid Hydrocarbons;
(vii)    subject to Section 3.8(a), to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.11, as complete and final settlement of all Pipeline Imbalances attributable to the Conveyed Interests, the sum of $0, which is an amount equal to the product of the overdelivered volumes times $3.00/MMBtu for gaseous Hydrocarbons or $90.00/Bbl for liquid Hydrocarbons; and
(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.
(b)    The Purchase Price shall be adjusted downward by the following amounts:
(i)    an amount equal to all proceeds actually received by Seller attributable to the sale of Hydrocarbons (A) produced from or allocable to the Conveyed Interests during the period of time commencing at the Effective Time or (B) contained in storage or existing in stock tanks, pipelines and/or plants (including inventory, but excluding tank bottoms and BS&W) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 3.3(a)(i), (in each case) net of expenses (other than Operating Expenses and other expenses taken into account pursuant

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to Section 3.3(a), Income Taxes and Asset Taxes) directly incurred in earning or receiving such proceeds;
(ii)    the amount of all Asset Taxes allocated to Seller in accordance with Section 16.2 but that are paid or otherwise economically borne by Buyer;
(iii)    if Seller makes the election under Section 5.3(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing;
(iv)    if Seller makes the election under Section 6.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;
(v)    the Allocated Value of the Conveyed Interests excluded from the transactions contemplated hereby pursuant to Sections 4.1(b)), 5.3(d)(ii), 5.4(b), 5.5(b)(i), 5.5(b)(ii) or 6.1(b)(ii);
(vi)    an amount equal to all proceeds from sales of any of the Conveyed Interests (other than asset swap transactions made by Seller in accordance with Section 9.1(a)(iii)) during the Interim Period; provided that Buyer pays Seller the Allocated Value (as the same may be adjusted pursuant to the terms of this Agreement) for such Conveyed Interests at Closing;
(vii)    subject to Section 3.8(a), to the extent that Seller is overproduced as shown with respect to the net Well Imbalances set forth in Schedule 7.11, as complete and final settlement of all Well Imbalances attributable to the Conveyed Interests, the sum of $2,551,575.00, which is an amount equal to the product of the overproduced volumes times $3.00/MMBtu for gaseous Hydrocarbons or $90.00/Bbl for liquid Hydrocarbons;
(viii)    subject to Section 3.8(a), to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.11, as complete and final settlement of all Pipeline Imbalances attributable to the Conveyed Interests, the sum of $2,073.00, which is an amount equal to the product of the underdelivered volumes times $3.00/MMBtu for gaseous Hydrocarbons or $90.00/Bbl for liquid Hydrocarbons;
(ix)    an amount equal to all proceeds from sales of Hydrocarbons relating to the Conveyed Interests and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense as of the Closing Date; and
(x)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.
3.4    Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available,

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estimates will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7.
3.5    Preliminary Settlement Statement. Not less than five Business Days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 3.1 and Section 12.3(d). Within two Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes, with explanation therefor, that Buyer proposes to be made to the Preliminary Settlement Statement, if any. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree on an adjustment set forth in the Preliminary Settlement Statement prior to the Closing, the amount of such adjustment set forth in the Preliminary Settlement Statement as presented by Seller will be used to adjust the Purchase Price at Closing.
3.6    Final Settlement Statement.
(a)    On or before 150 days after the Closing, Seller shall deliver to Buyer a final settlement statement (the “Final Settlement Statement”) prepared by Seller based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Buyer will deliver to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price shall be final and binding on the Parties, subject to the provisions of Section 2.3(b). Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party to the owed Party within 10 days after final determination of such owed amounts in accordance herewith. All amounts paid pursuant to this Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

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(b)    Should any adjustment provided for in Section 3.3be required after such adjustments under Section 3.6(a) are concluded, such adjustments shall be made by appropriate payments from Buyer to Seller or from Seller to Buyer, as provided under Section 2.3(b). The obligations of the Parties to the payments described in the preceding sentence shall terminate on the later of September 30, 2015 or the date that a decision is rendered pursuant to the Accounting Arbitrator in Section 3.7 and any payments required by such decisions have been made.
3.7    Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice (if any), each of Buyer and Seller shall within 14 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Houston office of PricewaterhouseCoopers, LLP (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. If PricewaterhouseCoopers, LLP is unable or unwilling to serve as Accounting Arbitrator under this Section 3.7, the Houston office of Ernst & Young LLP, or such other Person as the Parties may mutually select shall serve as Accounting Arbitrator. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne pro rata between the Parties with each Party being responsible for the Accounting Arbitrator’s costs to the extent the Accounting Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Accounting Arbitrator.
3.8    Allocation of Purchase Price/Allocated Values.
(a)    The “Allocated Values” for (i) the Wells and Well Locations as to the applicable Target Formation and (ii) the other Conveyed Interests are set forth on Exhibit G. The Allocated Value for a Well or a Well Location (as to the applicable Target Formation) is equal to the portion of the Unadjusted Purchase Price that is allocated to such Well or Well Location (as to the applicable Target Formation) on Exhibit G, increased or decreased by a share of each adjustment to the Unadjusted Purchase Price in accordance with Section 3.3. The share of each adjustment allocated to a particular Well or Well Location (as to the applicable Target Formation) shall be allocated to the particular Well or Well Location (as to the applicable Target Formation) to which such adjustment relates to the extent such adjustment relates to such Well or Well Location (as to the applicable Target Formation) and to the extent that it is, in the commercially reasonable discretion of Seller, possible to do so. Any adjustment not allocated to a specific Well or Well Location (as to the applicable Target Formation) pursuant to the immediately preceding sentence shall be allocated among the remaining Conveyed Interests on a pro-rata basis in proportion to the Unadjusted Purchase Price allocated to such Conveyed Interests on Exhibit G. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but makes no representation or warranty as to the accuracy of such values.
(b)    For purposes of Income Taxes, Asset Taxes, and other Taxes, Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price,

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in a manner consistent with Section 1060 of the Code, and Treasury Regulations thereunder (and, as adjusted hereunder, if applicable, in accordance with any other similar provision of state or local Law) within 30 days following the Closing Date. Such agreed allocation schedule shall be reasonably consistent with the Allocated Values, as adjusted pursuant to this Agreement. Buyer and Seller shall report the purchase and sale of the Conveyed Interests on all Tax Returns (including IRS Form 8594) consistently with such agreed allocation and shall not take any position that is inconsistent with any such agreed allocation schedule unless otherwise required by applicable Law. Such agreed allocation may be revised from time to time, upon the mutual written consent of Buyer and Seller, to take into account any matters that need updating (such as Purchase Price adjustments, if any).
3.9    Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 7.11, then the Purchase Price shall be further adjusted at Closing pursuant to Sections 3.3(a)(vi), 3.3(a)(vii), 3.3(b)(vii) or 3.3(b)(viii), as applicable, and Schedule 7.11 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted.
ARTICLE IV
ACCESS / DISCLAIMERS
4.1    Access.
(a)    From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement pursuant to the terms herein) but subject to the other provisions of this Section 4.1 and obtaining of any required consents of Third Parties, including Third Party operators of the Oil and Gas Properties and the Midstream Assets (with respect to which consents Seller shall not be obligated to expend any monies), Seller shall afford to Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Oil and Gas Properties and the Midstream Assets and all Records in Seller’s possession or control at such time to the extent necessary to conduct the title or environmental review described in Article V and Article VI. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.
(b)    From the Execution Date to the Defect Claim Date, Buyer’s inspection right with respect to the Environmental Condition of the Oil and Gas Properties and the Midstream Assets shall be limited to undertake a Phase I Environmental Site Assessment of the Oil and Gas Properties and the Midstream Assets conducted by E.Vironment, LLC, Kleinfelder or such other environmental consulting or engineering firm approved in advance in writing by Seller (such approval not to be unreasonably withheld), and may include only visual inspections and record reviews relating to the Properties. In conducting such inspection, Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM). If the Phase I Environmental Site Assessment reasonably recommends that any sampling or invasive activities be conducted on a Conveyed Interest for Buyer to estimate the Remediation Amount with respect to such Conveyed Interest, Buyer shall (i) furnish Seller with a written description

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of the proposed scope of such sampling or invasive activities, including a description of the specific activities to be conducted, and a description of the approximate location and expected timing of such activities and (ii) obtain the prior written consent of Seller (such consent not to be unreasonably withheld) and the Third Party operator of the affected Conveyed Interest to undertake such sampling or invasive activities. Seller shall respond to any request for such consent within three days of its receipt thereof. If any of the proposed sampling or invasive activities may unreasonably interfere with the normal operation of the affected Conveyed Interest, Seller may request an appropriate modification of the proposed sampling or invasive activities. Any sampling or invasive activities shall be conducted by a reputable environmental consulting or engineering firm, approved in advance by Seller (such approval not to be unreasonably withheld). Buyer shall obtain all permits necessary to conduct any approved sampling or invasive activities from any applicable Governmental Authorities; provided that, upon request, Seller shall provide Buyer with assistance as reasonably requested by Buyer that may be necessary to secure such permits. If Buyer reasonably requests access to conduct any sampling or invasive activities pursuant to this Section 4.1(b) and Seller denies Buyer consent to conduct such sampling or invasive activities, then Buyer may, at its sole election, elect to exclude such affected Conveyed Interest from the Conveyed Interests to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Conveyed Interest. Buyer shall give Seller reasonable prior written notice before gaining physical access to any of the Conveyed Interests, and Seller or its designee shall have the right but not the obligation to accompany Buyer and Buyer’s Representatives whenever Buyer and/or Buyer’s Representative gain physical access to any Conveyed Interests. Notwithstanding anything contained herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any inspections (including any Phase I Environmental Site Assessment) with respect to, any Conveyed Interests with respect to which Seller does not have the authority to grant access for such due diligence; provided that Seller shall request, and cooperate with Buyer’s efforts to obtain, access rights from Third Parties for Buyer to conduct such inspections (including any Phase I Environmental Site Assessment) with respect to, such Conveyed Interests.
(c)    Buyer shall coordinate its access rights, environmental property assessments and physical inspections of the Conveyed Interests with Seller and all Third Party operators, as applicable, to minimize any inconvenience to or interruption of the conduct of business by Seller or any such Third Party operator. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Conveyed Interests, including any environmental or other inspection or assessment of the Conveyed Interests to the extent Buyer receives copies of such rules, regulations and policies in advance of entering upon the Conveyed Interests and, to the extent required by any Third Party operator, execute and deliver any access and bonding agreement required by any such Third Party operator, in each case before conducting Buyer’s assessment on such Conveyed Interest in accordance with this Section 4.1. Buyer hereby indemnifies, defends, and holds harmless each of the operators of the Conveyed Interests and each Seller Indemnified Party from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Conveyed Interests, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, A MEMBER OF THE

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SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH OPERATOR OF THE CONVEYED INTERESTS OR A MEMBER OF THE SELLER INDEMNIFIED PARTIES.
(d)    Buyer acknowledges that any entry into Seller’s offices or onto the Conveyed Interests shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnified Parties shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement. Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnified Parties for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.
(e)    Upon written request, Buyer agrees to promptly provide Seller, but in no event less than five days after receipt or creation thereof by Buyer or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm), copies of all final reports prepared by Buyer and/or any of Buyer’s Representatives, which contain data collected or generated from Buyer’s and/or any of Buyer’s Representatives’ due diligence with respect to the Conveyed Interests, including all environmental and title reports. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Conveyed Interests or to the accuracy of said documents or the information contained therein.
(f)    Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or any of its Affiliates (i) repair all damage done to any Conveyed Interests in connection with Buyer’s and/or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting or engineering firm), (ii) restore the Conveyed Interests to the approximate same condition as, or better condition than, they were prior to commencement of any such due diligence, and (iii) remove all equipment, tools or other property brought onto the Conveyed Interests in connection with such due diligence. Any disturbance to the Conveyed Interests (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.
(g)    During all periods that Buyer and/or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) are on the Conveyed Interests, Buyer shall maintain, at its sole cost and expense, policies of insurance of the types and in the amounts reasonably necessary to support Buyer’s obligations under this Section 4.1.

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4.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Conveyed Interests, Buyer and/or Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of Seller and/or Seller’s Affiliates and Buyer shall ensure that such confidential information (a) shall not be used for any purpose other than in connection with the transactions contemplated by this Agreement and (b) shall be held confidential by Buyer and Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) in accordance with the terms of the Confidentiality Agreements. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreements, shall terminate as of the Closing Date (except as to (i) such portion of the Conveyed Interests that are not conveyed to Buyer pursuant to the provisions of this Agreement, (ii) the Excluded Assets, and (iii) information related to Seller, Seller’s Affiliates, or to any assets other than the Conveyed Interests).
4.3    Disclaimers.
(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE V AND ARTICLE VII AND IN THE TRANSACTION DOCUMENTS DELIVERED AT CLOSING (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES).
(b)    EXCEPT AS AND TO THE LIMITED EXTENT REPRESENTED OTHERWISE IN ARTICLE V AND ARTICLE VII, AND IN THE TRANSACTION DOCUMENTS DELIVERED AT CLOSING AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE CONVEYED INTERESTS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE CONVEYED INTERESTS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE CONVEYED INTERESTS, (iv) ANY ESTIMATES OF THE VALUE OF THE CONVEYED INTERESTS OR FUTURE REVENUES TO BE GENERATED BY THE CONVEYED INTERESTS, (v) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE CONVEYED INTERESTS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE CONVEYED INTERESTS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE CONVEYED INTERESTS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS,

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REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT REPRESENTED OTHERWISE IN ARTICLE VII AND IN THE ASSIGNMENT AND THE DEEDS, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE CONVEYED INTERESTS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE CONVEYED INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(c)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 7.20, (i) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONVEYED INTERESTS, (ii) NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND (iii) SUBJECT TO BUYER’S RIGHTS UNDER ARTICLE VI, BUYER SHALL BE DEEMED TO BE TAKING THE CONVEYED INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(d)    SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE V
TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS
5.1    General Disclaimer of Title Warranties and Representations. Except for the special warranty of title set forth in the Assignment and the Deeds, and without limiting Buyer’s remedies for Title Defects set forth in this Article V, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Conveyed Interests, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Conveyed Interests (a) before Closing,

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shall be as set forth in Section 5.3 and (b) from and after Closing, shall be pursuant to the special warranty of title set forth in the Assignment and the Deeds.
5.2    Special Warranty. The Assignment and Mineral Deed delivered at Closing will contain a special warranty of title with regard to the Oil and Gas Properties and the Midstream Assets, as applicable, whereby Seller shall warrant title to the Oil and Gas Properties and the Midstream Assets, as applicable, unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances.
5.3    Notice of Title Defects; Defect Adjustments.
(a)    Title Defect Notices. On or before the Defect Claim Date, Buyer must deliver claim notices to Seller meeting the requirements of this Section 5.3(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 5.3(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Defect Claim Date; provided, however, that, for purposes of Seller’s special warranty of title set forth in the Assignment, such waiver shall not apply to any matter that, prior to the Defect Claim Date, is not discovered by any of Buyer’s or any of its Affiliates’ employees, title attorneys, landmen or other title examiners while conducting Buyer’s title due diligence with respect to the Conveyed Interests. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Conveyed Interest (including the legal description of such Conveyed Interest and the Leases applicable to such Conveyed Interest, if applicable), or portion thereof (including by the Target Formation as applicable), affected by such alleged Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, (iv) Buyer’s preferred manner of curing such Title Defect and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty set forth in the Assignment) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided, however, that Buyer’s failure to deliver such notices shall not waive Buyer’s right to notify Seller of Title Defects prior to the Defect Claim Date. Buyer shall also, promptly upon discovery, furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliates’ employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Conveyed Interests prior to the Defect Claim Date.
(b)    Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date with respect to each Title Benefit a notice (a

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“Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Oil and Gas Property, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), and (ii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit, and the computations upon which Seller’s belief is based. Seller shall be deemed to have waived any Title Benefit which Seller fails to assert as a Title Benefit by a Title Benefit Notice delivered to Buyer on or before the Defect Claim Date. To give Buyer an opportunity to commence reviewing Title Benefits, Seller agrees to use reasonable efforts to give Buyer, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Title Benefits discovered by Seller during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided, however, that Seller’s failure to deliver such notices shall not waive Seller’s right to notify Buyer of Title Benefits prior to the Defect Claim Date.
(c)    Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any properly asserted Title Defects at any time prior to 120 days after the Closing Date (the “Cure Period”). During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Oil and Gas Properties and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects. The Purchase Price shall be reduced by the amount set forth in Section 5.3(a)(v) with respect to any Title Defect for which Seller has provided notice to Buyer prior to or on the Closing Date that Seller intends to attempt to cure the Title Defect during the Cure Period. Buyer shall remit the amount set forth in the preceding sentence to the Escrow Agent on the Closing Date to be held pursuant to the Title and Environmental Defects Escrow Agreement. Such amount plus interest earned thereon shall be paid to Seller at the end of the Cure Period if the applicable Title Defect is cured. If the applicable Title Defect is not cured at the end of the Cure Period, then such amount plus interest earned thereon shall be paid to Buyer. Any disputes regarding the sufficiency of any attempted curative action by Seller shall be resolved in accordance with Section 5.3(j). An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 5.3(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.
(d)    Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 15.1(e), in the event that any Title Defect timely asserted by Buyer in accordance with Section 5.3(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option, but subject to Buyer’s agreement in the case of the remedies described in Section 5.3(d)(ii) and Section 5.3(d)(iii), elect to:
(i)    subject to the Individual Title Defect Threshold and the Title Defect Deductible, reduce the Purchase Price or the Final Price, as applicable, by the Title Defect Amount determined pursuant to Section 5.3(g) or Section 5.3(j);
(ii)    with the written consent of Buyer, retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Conveyed

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Interests, or if the Title Defect Property has been assigned to Buyer, have Buyer reassign to Seller, with special warranty of title against claims by, through or under Buyer, but not otherwise, the Title Defect Property that is subject to such Title Defect, together with all associated Conveyed Interests, and, concurrently therewith, the Purchase Price or the Final Price, as applicable, shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Conveyed Interests;
(iii)    if and only if Buyer agrees to this remedy in its sole discretion, indemnify Buyer against all Liability (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer (a “Title Indemnity Agreement”); or
(iv)    if applicable, terminate this Agreement pursuant to Section 15.1(e).
(e)    Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 5.3(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 5.3(h) or Section 5.3(j); provided, however, that any such increase to the Purchase Price shall not exceed the absolute value of any downward adjustments to the Purchase Price attributable to Title Defects.
(f)    Exclusive Remedy. Except for Buyer’s rights arising under Seller’s representations and warranties in Section 7.20, Buyer’s rights under Seller’s special warranty of title in the Assignment and Deeds delivered at Closing and Buyer’s right to terminate this Agreement pursuant to Section 15.1(e), Section 5.3(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Well, Well Location, or Lease or any other title matter with respect to any Oil and Gas Properties, and Buyer hereby waives any and all other rights or remedies with respect thereto.
(g)    Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following terms and conditions (without duplication):
(i)    if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(iii)    if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property in Exhibit G, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit G;

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(iv)    if the Title Defect arises under clause (b)(ii) of the definition of Defensible Title, then the Title Defect Amount for that Title Defect Property shall be the product of the total length (measured in Rods) of the portion of the gathering pipelines affected by such Title Defect multiplied by an amount equal to $300.00 per Rod.
(v)    if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;
(vi)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(vii)    notwithstanding anything to the contrary in this Article V, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
(h)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):
(i)    if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property in Exhibit G, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit G; and
(iii)    if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
(i)    Title Defect Threshold and Deductible. Notwithstanding anything herein to the contrary, subject to Section 5.6, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller hereunder for any individual Title Defect for

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which the Title Defect Amount does not exceed $50,000 (“Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller hereunder for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller or Title Defect Properties retained by or reassigned to Seller, as applicable, pursuant to Section 5.3(d)(ii)), exceeds (B) the Title Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts exceeds the Title Defect Deductible. For the avoidance of doubt, if Seller elects to retain any Title Defect Property or to have Buyer reassign any Title Defect Property pursuant to Section 5.3(d)(ii), the Title Defect Amount relating to the Conveyed Interest attributable to such Title Defect Property will not be counted towards the Title Defect Deductible and will not be considered for purposes of Section 10.4 or Section 11.4.
(j)    Title Dispute Resolution. Seller and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure any alleged Title Defect (collectively “Title Disputes”) prior to Closing. If Seller and Buyer are unable to agree by Closing (or by the Title Dispute Date if Seller elects to attempt to cure an alleged Title Defect after Closing), the Title Disputes shall be exclusively and finally resolved pursuant to this Section 5.3(j). There shall be a single arbitrator, who shall be a title attorney with at least 10 years’ experience in oil and gas or midstream titles, as applicable, involving properties in any of the regional areas in which the Title Defect Properties or Title Benefit Properties, as applicable, are located, in each case as selected by the mutual agreement of Buyer and Seller within 15 days after Closing or the Title Dispute Date, as applicable (the “Title Arbitrator”). If the Parties do not mutually agree upon the Title Arbitrator in accordance with this Section 5.3(j), a tenured professor of oil and gas law at the University of Texas at Austin School of Law shall appoint the Title Arbitrator under such conditions as he in his sole discretion deems necessary or advisable; provided that he must appoint someone (1) with at least 10 years’ experience in oil and gas or midstream titles, as applicable, involving properties in any of the regional areas in which the Title Defect Properties or Title Benefit Properties, as applicable, are located, (2) who has not been employed by either Party (or their Affiliate) in the past ten years, and (3) who has no ethical conflict in serving as the Title Arbitrator. If such tenured professor is unable or unwilling to appoint the Title Arbitrator, a tenured professor of oil and gas law at the Southern Methodist University Dedman School of Law shall appoint the Title Arbitrator, subject to the foregoing limitations. The place of arbitration shall be Houston, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.3(j). The Title Arbitrator’s determination shall be made within 30 days after submission of Title Disputes and shall be final and binding upon both Parties, without right of appeal. In making his determination with respect to any Title Dispute, the Title Arbitrator shall be bound by the rules set forth in Section 5.3(g) and Section 5.3(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, (i) may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice and (ii) may not award Seller a greater Title Benefit Amount than the Title Benefit

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Amount claimed by Seller in its applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Title Disputes submitted by either Party, and the Title Arbitrator may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then within 10 days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Dispute, and, subject to Section 5.3(d)(i), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration that may be conducted pursuant to this Section 5.3(j), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.7 or this Section 5.3(j).
5.4    Casualty or Condemnation Loss.
(a)    Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Conveyed Interests, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder. Until Closing, Seller shall maintain its current insurance policies relative to the Conveyed Interests in all respects.
(b)    If after the Execution Date but prior to the Closing Date, (i) any portion of the Conveyed Interests is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), (ii) the Closing thereafter occurs and (iii) the estimated cost to repair such Conveyed Interest (with equipment of similar utility) is greater than $100,000, then Buyer shall not be obligated to purchase such Conveyed Interest. If Buyer declines to purchase such Conveyed Interest, the Purchase Price shall be reduced by the Allocated Value of such Conveyed Interest. If Buyer elects to purchase such Conveyed Interest, the Purchase Price shall be reduced by the estimated cost to repair such Conveyed Interest (with equipment of similar utility), less all insurance proceeds which Seller causes to be paid or pays to Buyer, up to the Allocated Value thereof. Seller, at its sole option, may elect to cure such Casualty Loss to Buyer’s reasonable satisfaction and, in such event, Seller shall be entitled to all insurance proceeds. If Seller elects to cure such Casualty Loss, Seller may replace any Personal Property that is the subject of a Casualty Loss with equipment of similar grade, function, quality and utility. If Seller cures the Casualty Loss to Buyer’s reasonable satisfaction, Buyer shall purchase the affected Conveyed Interest at Closing for the Allocated Value thereof.
(c)    If after the Execution Date but prior to the Closing Date, (i) a Casualty Loss occurs, (ii) the Closing thereafter occurs and (iii) the estimated cost to repair such Conveyed Interest (with equipment of similar utility) is less than $100,000, Seller, at Closing,

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shall pay to Buyer all sums actually paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Conveyed Interests and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Party) arising out of such Casualty Loss insofar as with respect to the Conveyed Interests; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties.
5.5    Preferential Purchase Rights and Consents to Assign.
(a)    With respect to each Preferential Purchase Right set forth in Schedule 7.9, not later than 10 days after the Execution Date (and, with respect to each Preferential Purchase Right that is not set forth in Schedule 7.9 but is discovered by either Party after the Execution Date and before the Closing Date, not later than five days after the discovery thereof), Seller shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.
(i)    If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Conveyed Interest to which its Preferential Purchase Right applies, then the Conveyed Interest subject to such Preferential Purchase Right shall be excluded from the Oil and Gas Properties to be assigned to Buyer at Closing (but only to the extent of the portion of such Conveyed Interest affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Conveyed Interest (or portion thereof) so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Conveyed Interest (or portion thereof) covered by such Preferential Purchase Right on or before the end of the period of time for closing such sale but no later than 120 days following the Closing Date, (A) Seller shall so notify Buyer, (B) Buyer shall purchase, on or before 10 days following receipt of such notice, such Conveyed Interest (or portion thereof) that was so excluded from the Conveyed Interests to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Conveyed Interest (or portion thereof), and (C) Seller shall assign to Buyer the Conveyed Interest (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. If, as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Conveyed Interest subject to such Preferential Purchase Right shall be included in the Conveyed Interests to be assigned to Buyer at Closing, and Buyer shall be solely responsible for complying with the terms of such Preferential Purchase Right and shall be entitled to the proceeds, if any, associated with the exercise of such Preferential Purchase Right.

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(ii)    All Oil and Gas Properties for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.
(b)    With respect to each Consent set forth in Schedule 7.4, Seller, not later than 10 days after the Execution Date (and, with respect to each Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date, not later than five days after the discovery thereof), shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.
(i)    If (A) Seller fails to obtain a Consent set forth in Schedule 7.4 (or any Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date) prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Conveyed Interests affected thereby to Buyer to be void or voidable under the terms thereof, (2) the termination of a Lease or other Conveyed Interest under the express terms thereof or (3) the payment of liquidated damages under a Lease or a Contract for assignment without obtaining consent or (B) a Consent requested by Seller is denied in writing, then, in each case, the Conveyed Interest (or portion thereof) affected by such un-obtained Consent shall be excluded from the Conveyed Interests to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Conveyed Interest (or portion thereof) so excluded. In the event that any such Consent (with respect to a Conveyed Interest excluded pursuant to this Section 5.5(b)(i)) that was not obtained prior to Closing is obtained within 180 days following the Closing Date, then, within 10 Business Days after such Consent is obtained, (x) Buyer shall purchase the Conveyed Interest (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Conveyed Interest (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Conveyed Interest (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.
(ii)    If Seller fails to obtain a Consent set forth in Schedule 7.4 (or any Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date) prior to Closing and (A) the failure to obtain such Consent would not cause (1) the assignment of the Conveyed Interest (or portion thereof) affected thereby to Buyer to be void, (2) the termination of a Lease under the express terms thereof or (3) the payment of liquidated damages under a Lease or a Contract for assignment without obtaining consent and (B) such Consent requested by Seller is not denied in writing by the holder thereof, then the Conveyed Interest (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Conveyed Interests and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.
(iii)    Prior to Closing, Seller shall use its commercially reasonable efforts to obtain all Consents listed in Schedule 7.4 (and any Consent that is not set forth

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in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date); provided, however, that Seller shall not be required to incur any Liability or pay any money in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.
5.6    Acknowledged Title Defects
(a)    Notwithstanding anything to the contrary herein, Seller acknowledges that the matters listed on Schedule 7.8 Part 2 (the “RRC Matters”) constitute Title Defects.
(b)    To the extent Seller is unable to cure the Title Defect arising from the RRC Matters fully prior to Closing, the Oil and Gas Property associated with each uncured RRC Matter will be excluded from the Oil and Gas Properties to be assigned to Buyer at Closing, and the Purchase Price will be reduced by the Allocated Value of the Oil and Gas Property so excluded. This Purchase Price reduction will be without regard to the Individual Title Defect Threshold or the Title Defect Deductible and any Purchase Price reduction will not count toward the Title Defect Deductible.
ARTICLE VI
ENVIRONMENTAL MATTERS
6.1    Environmental Defects.
(a)    Assertions of Environmental Defects. Buyer must deliver claim notices to Seller meeting the requirements of this Section 6.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) not later than the Defect Claim Date setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 6.1. For all purposes of this Agreement except for Buyer’s rights prior to Closing with respect to breaches of the representations and warranties set forth in Section 7.20, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Defect Claim Date, with such liabilities being “Buyer’s Environmental Liabilities.” To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Conveyed Interests affected by such alleged Environmental Condition, (ii) the Allocated Value of the Conveyed Interests (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Condition. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must

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be met to comply with Environmental Laws. Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the expiration of the Cure Period. The Purchase Price shall be reduced by the amount set forth in Section 6.1(b)(iv) with respect to any asserted Environmental Defect for which Seller has provided notice to Buyer prior to or on the Closing Date that Seller intends to attempt to cure the asserted Environmental Defect during the Cure Period. Buyer shall remit the amount set forth in the preceding sentence to the Escrow Agent on the Closing Date to be held pursuant to the Title and Environmental Defects Escrow Agreement. Such amount plus interest earned thereon shall be paid to Seller at the end of the Cure Period if the applicable Environmental Defect is cured. If the applicable Environmental Defect is not cured at the end of the Cure Period, then such amount plus interest earned thereon shall be paid to Buyer. Any disputes regarding the sufficiency of any attempted curative action by Seller shall be resolved in accordance with Section 6.1(e). To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided, however, that Buyer’s failure to deliver such notices shall not waive Buyer’s right to notify Seller of Environmental Defects prior to the Defect Claim Date.
(b)    Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 15.1(e), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 6.1(a) is not waived in writing by Buyer or cured during the Cure Period, Seller shall, at its sole option but subject to Buyer’s agreement in the case of the remedy described in Section 6.1(b)(ii) or Section 6.1(b)(iii), elect to:
(i)    subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount;
(ii)    with the written consent of Buyer, retain the entirety of the Conveyed Interest that is subject to such Environmental Defect, together with all associated Conveyed Interests, or if the Environmental Defect Property has been assigned to Buyer, have Buyer reassign to Seller, with special warranty of title against claims by, through or under Buyer, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Conveyed Interest and such associated Conveyed Interests;
(iii)    if and only if Buyer agrees to this remedy in its sole discretion, to indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Conveyed Interests pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer (each, an “Environmental Indemnity Agreement”); or
(iv)    if applicable, terminate this Agreement pursuant to Section 15.1(e).

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If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities with respect thereto and Buyer’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations.
(c)    Exclusive Remedy. Except for Seller’s representations in Section 7.20 and Buyer’s rights to terminate this Agreement pursuant to Section 15.1(e), the provisions set forth in Section 6.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Conveyed Interest or other environmental matter.
(d)    Environmental Deductibles. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $100,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to any Environmental Defects cured by Seller and Conveyed Interests retained by Seller pursuant to Section 6.1(b)(ii)), exceeds (B) the Environmental Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts exceeds the Environmental Defect Deductible. For the avoidance of doubt, if Seller elects to retain any Conveyed Interest related to any Environmental Defect pursuant to Section 6.1(b)(ii), then (x) the Purchase Price shall be reduced by the Allocated Value of such retained Conveyed Interest and (y) the Remediation Amount for the Environmental Defect relating to such retained Conveyed Interest will not be counted towards the Environmental Defect Deductible.
(e)    Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 6.1(e). There shall be a single arbitrator, who shall be an environmental attorney with at least 10 years’ experience in environmental matters involving oil and gas producing properties or midstream properties, as applicable, in any of the regional areas in which the affected Conveyed Interests are located, as selected by the mutual agreement of Buyer and Seller within 15 days after the Closing Date (the “Environmental Arbitrator”). If the Parties do not mutually agree upon the Environmental Arbitrator in accordance with this Section 6.1(e), a tenured professor of oil and gas law at the University of Texas at Austin School of Law shall appoint the Environmental Arbitrator under such conditions as he in his sole discretion deems necessary or advisable; provided however that he must appoint someone (1) who is an environmental attorney with at least 10 years’ experience in environmental matters involving oil and gas producing properties or midstream properties, as applicable, in any of the regional areas in which the affected Conveyed Interests are located (2) who has not been employed by either Party (or their Affiliate) in the past ten years, and (3) who has no ethical conflict in serving as the Title Arbitrator. If such tenured

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professor is unable or unwilling to appoint the Environmental Arbitrator, a tenured professor of oil and gas law at the Southern Methodist University Dedman School of Law shall appoint the Environmental Arbitrator. The place of arbitration shall be Houston, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 6.1(e). The Environmental Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 6.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then within ten 10 days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and, subject to Section 6.1(d), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 6.1(e), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.7 or this Section 6.1(e).
6.2    NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Conveyed Interests have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Conveyed Interests or associated with the Conveyed Interests. Equipment and sites included in the Conveyed Interests may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Conveyed Interests or included in the Conveyed Interests may contain asbestos, NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of any affected environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Conveyed Interests. Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM or asbestos-containing materials that are non-friable, unless and only to the extent such presence of NORM or asbestos-containing materials that are non‑friable constitutes an Environmental Condition resulting in a violation of Environmental

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Laws or to the extent such NORM or asbestos-containing material is present on out of service surface equipment included in the Conveyed Interests.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as follows:
7.1    Organization, Existence and Qualification.
(a)    LEH is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. LEH has all requisite power and authority to own and operate its property (including its interests in the Conveyed Interests) and to carry on its business as now conducted. LEH is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.
(b)    LOI is a corporation duly formed and validly existing under the Laws of the State of Delaware. LOI has all requisite power and authority to own and operate its property (including its interests in the Conveyed Interests) and to carry on its business as now conducted. LOI is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.
(c)    LINN Midstream is a single member limited liability company duly formed and validly existing under the Laws of the State of Delaware. Linn Midstream has all requisite power and authority to own and operate its property (including its interests in the Conveyed Interests) and to carry on its business as now conducted. Linn Midstream is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.
(d)    Linn Exploration is a single member limited liability company duly formed and validly existing under the Laws of the State of Delaware. Linn Exploration has all requisite power and authority to own and operate its property (including its interests in the Conveyed Interests) and to carry on its business as now conducted. Linn Exploration is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.
(e)    MidCon II is a single member limited liability company duly formed and validly existing under the Laws of the State of Delaware. MidCon II has all requisite power and authority to own and operate its property (including its interests in the Conveyed Interests) and to carry on its business as now conducted. MidCon II is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

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7.2    Authorization, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited partnership action on the part of Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
7.3    No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights applicable to the transactions contemplated hereby, the execution, delivery, and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller or (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or Material Contract to which Seller is a party or by which Seller or the Conveyed Interests may be bound or (c) violate, in any material respect, any Law applicable to Seller or any of the Conveyed Interests.
7.4    Consents. Except (a) as set forth in Schedule 7.4, (b) for Customary Post-Closing Consents, (c) under Contracts that are terminable without payment of any fee upon not greater than 90 days’ notice, (d) for any Preferential Purchase Rights applicable to the transactions contemplated by this Agreement that are set forth in Schedule 7.9, and (e) as described in Section 9.8, there are no restrictions to assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain in connection with the transfer of the Conveyed Interests by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).
7.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.
7.6    Litigation. Except as set forth in Schedule 7.6, there is no suit, action, litigation or arbitration by any Person or before any Governmental Authority pending or, to Seller’s Knowledge, threatened in writing against Seller with respect to the Conveyed Interests or otherwise relating to the Conveyed Interests. There is no investigation, lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Seller’s Knowledge, threatened against Seller or any of its Affiliates that has or would have a material adverse effect upon the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

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7.7    Material Contracts.
(a)    Schedule 7.7 sets forth as of the Execution Date all Applicable Contracts of the type described below (collectively, the “Material Contracts”):
(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $200,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $200,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii)    any Hydrocarbon purchase and sale, exchange, or similar Applicable Contract that is not terminable without penalty on 60 days’ or less notice;
(iv)    any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract relating to or burdening the Conveyed Interests that can reasonably be expected to result in aggregate payments by Seller during the current or any subsequent fiscal year of more than $200,000;
(v)    any guarantee by Seller or by an Affiliate of Seller provided to a Third Party under an Applicable Contract for an amount reasonably expected to be in excess of $200,000;
(vi)    any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon 60 days’ or less notice and (B) involves an annual base rental of more than $200,000;
(vii)    any Applicable Contract with any Affiliate of Seller which will be binding on Buyer after the Closing Date;
(viii)    any farmout agreement, area of mutual interest agreement, exploration agreement, participation agreement, joint operating agreement or similar Applicable Contract where the primary obligation and thereunder have not fully been performed;
(ix)    any Applicable Contract relating to the storage, gathering, processing, compression, treating, fractionation, transportation, sale, or purchase of Hydrocarbons, or the provision of services related thereto; and
(x)    any Applicable Contract for the purchase or sale of Hydrocarbons containing a take-or-pay, advance payment, prepayment or similar provision or requiring Hydrocarbons to be gathered, delivered, processed or transported without then or thereafter receiving full payment therefor.

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(b)    Except as set forth in Schedule 7.7, there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract.
7.8    No Violation of Laws. Except as set forth in Schedule 7.8, Seller is not in violation in any material respect as to the Conveyed Interests as a whole of any applicable Laws (other than Environmental Laws and Tax Laws, which are addressed in Article VI, Section 7.13 and Section 7.20) with respect to its ownership and operation of the Conveyed Interests. For the avoidance of doubt, this Section 7.8 does not include any matters with respect to Environmental Laws or Tax Laws, which shall be addressed in Article VI, Section 7.13 and Section 7.20.
7.9    Preferential Rights. Except as set forth in Schedule 7.9, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Conveyed Interests in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).
7.10    Payment of Burdens. Except as would not have a Material Adverse Effect, except for such items that are not yet due or are being held in suspense for which the Purchase Price will be adjusted in accordance herewith pursuant to Section 3.3(b)(ix) and except as set forth on Schedule 7.10, Seller has properly and timely paid, in accordance with the applicable Lease and all applicable Laws, all Burdens due by Seller with respect to the Conveyed Interests, or if not paid, is contesting such Burdens described in Schedule 7.10 in good faith in the normal course of business.
7.11    Imbalances. To Seller’s Knowledge, Schedule 7.11 sets forth all material Imbalances associated with the Conveyed Interests as of the Effective Time.
7.12    Current Commitments. Schedule 7.12 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than $200,000 (net to Seller’s interest) (the “AFEs”) relating to the Conveyed Interests to drill or rework any Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.
7.13    Tax Matters. Except as set forth in Schedule 7.13, during the period of Seller’s ownership of the Conveyed Interests, all material Asset Taxes that have become due and payable by Seller have been properly paid, other than any Asset Taxes that are being contested in good faith and all Tax Returns required to have been filed with respect to such Asset Taxes have been timely filed (taking into account applicable filing extensions). Except as set forth on Schedule 7.13, Seller has not received written notice nor, to Seller’s Knowledge, is there any pending or threatened claim against or audit of Seller from or by any applicable Taxing Authority for the assessment of any material Asset Taxes. All Taxes imposed on Seller that could result in a lien or other claim against any of the Conveyed Interests that have become due and payable have been properly paid, unless contested in good faith by appropriate proceeding. Except as set forth

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in Schedule 7.13, no transfer of any part of the Conveyed Interests pursuant to this Agreement will be treated as a transfer of an interest in a partnership for Tax purposes. Each partnership listed on Schedule 7.13 (if any) has in effect a valid election under Section 754 of the Code. All of the Conveyed Interests have been properly listed and described on the property Tax rolls for all periods prior to and including the Closing Date and no portion of the Conveyed Interests constitute omitted property for property Tax purposes.
7.14    Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.
7.15    Equipment. To Seller's Knowledge, except as set forth in Schedule 7.15, the Personal Property has been maintained in operable repair, working order and operating condition and are adequate for normal operation of the Conveyed Interests consistent with current practices, ordinary wear and tear excepted.
7.16    Payouts. To Seller's Knowledge, Schedule 7.16 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Seller operated Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
7.17    Condemnation. Except as set forth in Schedule 7.17, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Conveyed Interests by reason of condemnation or the threat of condemnation.
7.18    Employee Benefits.
(a)    Schedule 7.18 contains a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other retirement, pension, deferred compensation, bonus, incentive, severance, executive life insurance, vacation, paid time off, stock purchase, stock option, phantom stock, equity, equity-based, employment, consulting, profit sharing, retention, stay bonus, change of control, welfare, health, disability, fringe benefit and other benefit plans, programs, agreements or arrangements maintained, sponsored or contributed to by Seller or any of its ERISA Affiliates for the benefit of any Available Employee (collectively, the “Seller Benefit Plans”).
(b)    Neither Seller nor its ERISA Affiliates (a) participate in nor have they in the past six years participated in or had a contribution obligation or Liability to (i) any “multiemployer plan” as defined in Section 3(37)(A) or Section 4001(a)(3) of ERISA, (ii) any “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or Section 413 of the Code, or (iii) any “defined benefit plan” within the meaning of Section 3(35) of ERISA, or any “pension plan” as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, whether or not terminated, nor (b) sponsor or participate in a “welfare plan” within the meaning of Section 3(1) of ERISA that is a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA. No Seller Benefit Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

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(c)    Seller and its Affiliates do not have any obligations under any Seller Benefit Plan or otherwise for any post-employment or post-retirement health or life insurance with respect to the Available Employees, except as required to avoid an excise tax under Section 4980B of the Code or as required pursuant to other similar applicable law.
7.19    Midstream Assets. Seller operates the Midstream Assets (to the extent Seller is the operator for such Midstream Asset) in a manner that does not violate the terms of the Easements in any material respect. To Seller’s Knowledge, none of the Midstream Assets is operated in a manner that would subject Seller to regulation under the Natural Gas Act and the Interstate Commerce Act or the rules and regulations of the Federal Energy Regulatory Commission.
7.20    Midstream Environmental Matters.
(a)    There are no unresolved notices or actions pending, or, to Seller’s Knowledge, threatened by a Governmental Authority with respect to the Midstream Assets which allege a material violation of or liability under any Environmental Law.
(b)    The ownership and operation of the Midstream Assets operated by Seller (or one of its Affiliates) is in compliance in all material respects with all Environmental Laws and to Seller’s Knowledge, the ownership and operation of the Midstream Assets not operated by Seller (or one of its Affiliates) also is in compliance in all material respects with all Environmental Laws.
7.21    Permits.
(a)    Seller has all material permits, certificates, licenses, approvals, registrations, and authorizations under applicable Laws necessary for its ownership and operation of the Conveyed Interests as currently conducted except to the extent failure to have any of the foregoing would not have a material impact on the ownership or operation of the Conveyed Interests as a whole.
(b)    To Seller’s Knowledge, Seller is in compliance in all material respects with and has not violated in any material respect the terms of such permits, certificates, licenses, approvals, registrations, and authorizations except to the extent failure to have any of the foregoing would not have a material impact on the ownership or operation of the Conveyed Interests as a whole.
7.22    Wells.
(a)    During the period of Seller’s ownership of the Oil and Gas Properties, and to Seller’s Knowledge prior to Seller’s ownership, there are no wells located on the Oil and Gas Properties that: (a) Seller is obligated by Law or contract to currently plug and abandon; or (b) to the extent plugged and abandoned, have not been plugged in accordance with applicable material requirements of each Governmental Authority having jurisdiction over the Oil and Gas Properties.

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(b)    Except pursuant to the Material Contracts, no Person has any call upon, option to purchase or similar rights with respect to the production from the Oil and Gas Properties, production from the Oil and Gas Properties is not bound by any gas dedications or subject to any monetary or in-kind throughput fees or charges in connection with gathering or transportation, and the Oil and Gas Properties are not bound by any Hedge Contract that will continue after Closing.
7.23    Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
7.24    Labor Matters.
(a)    There are no, and have not been in the last four years any, pending or, to Seller’s Knowledge, threatened labor organizing activities, election petitions or similar proceedings;
(b)    Seller has not experienced in the last four years any strike, work stoppage or lockout;
(c)    Seller has no collective bargaining, union, or labor agreements, contracts, or other arrangements with any group of its employees, labor union, or employee representative; and
(d)    there is no pending or, to Seller’s Knowledge, threatened charge, complaint, lawsuit, investigation, or proceeding in any forum or before any court, tribunal or Governmental Authority by or on behalf of any Available Employee alleging breach of any express or implied contract of employment, any Law governing employment, employment practices, or the termination thereof or other discriminatory, retaliatory, wrongful, or tortious conduct in connection with the employment relationship against Seller or its Affiliates.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF BUYER
Each of EnerVest and FourPoint, severally and not jointly, represents and warrants to Seller the following:
8.1    Organization, Existence and Qualification. Each of EnerVest XIII-A, EnerVest XIII-WIB and EnerVest XIII-WIC is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. FourPoint is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

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8.2    Authorization, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary limited partnership or limited liability company action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will be the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
8.3    No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer or (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
8.4    Consents. Except as described in Section 9.8, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, in each case, that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.
8.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer. Buyer is not insolvent.
8.6    Litigation. There is no investigation, lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates that has or would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
8.7    Regulatory. Buyer (or, if applicable, Buyer’s operating Affiliate) is qualified under Law to own and assume operatorship of the Conveyed Interests in all jurisdictions where the Conveyed Interests are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any Laws, Buyer has maintained and currently has lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of the Conveyed Interests and has filed any and all

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reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation. To Buyer’s knowledge, there is no fact or condition with respect to Buyer or its obligations hereunder that may cause any Governmental Authority to withhold its unconditional approval of the transactions contemplated hereby to the extent approval by such Governmental Authority is required by Law.
8.8    Financing. Buyer shall have, as of the Closing Date, sufficient cash in immediately available funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.
8.9    Independent Evaluation. Buyer (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Conveyed Interests, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder, and (c) is able to bear the economic risks associated with the Conveyed Interests, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Conveyed Interests and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller or any Affiliates of Seller, and (ii) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Conveyed Interests.
8.10    Brokers’ Fees. None of Buyer or Buyer’s Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any of Seller’s Affiliates has or shall have any responsibility.
8.11    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Conveyed Interests for its own account and not with a view to a sale, distribution, or other disposition thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
ARTICLE IX
CERTAIN AGREEMENTS
9.1    Conduct of Business. Except (x) for the operations covered by the AFEs and other capital commitments described in Schedule 7.12, (y) for actions taken in connection with emergency situations or to maintain a Lease, and/or (z) as expressly contemplated by this

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Agreement or as expressly consented to by Buyer in writing (which consent shall not be unreasonably delayed, withheld or conditioned),
(a)    Seller shall, from and after the Execution Date until Closing:
(i)    maintain or cause its Affiliates to maintain, and if Seller or one of its Affiliates is the operator thereof, operate, the Conveyed Interests in the usual and ordinary manner consistent with its past practice, including completing prior to Closing the repair of the saltwater disposal well and the backfill and seeding of the reserve pits described in Schedule 9.1;
(ii)    maintain the books of account and Records relating to the Conveyed Interests in the usual and ordinary manner, in accordance with its usual accounting practices;
(iii)    use commercially reasonable efforts to maintain in full force and effect all Leases, except for immaterial swaps of equivalent acreage and except where any such Lease terminates pursuant to its existing terms or where a reasonably prudent operator would not maintain the same;
(iv)    maintain insurance coverage on the Conveyed Interests in the amounts and types currently in force;
(v)    give written notice to Buyer as soon as is practicable of any written notice received or given by Seller with respect to any alleged material breach by Seller of any Lease or Material Contract;
(vi)    keep Buyer reasonably informed as to material events involving the Conveyed Interests; and
(vii)    consult with Buyer regarding operations involving the Assets and elections to be made under any Material Contract.
(b)    Seller shall not, from and after the Execution Date until Closing:
(i)    except in the case of any Contracts that are crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing arrangements entered into in the ordinary course of business that are terminable without penalty upon 60 days’ or less notice, enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 7.7, or materially amend the terms of any Material Contract;
(ii)    terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend the terms of any Material Contract;
(iii)    not propose any operation reasonably expected to cost Seller in excess of $300,000;

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(iv)    consent to any operation proposed by a Third Party that is reasonably expected to cost Seller in excess of $300,000;
(v)    settle any suit or litigation or waive any material claims or rights of material value in each case attributable to the Conveyed Interests and affecting the period after the Effective Time;
(vi)    transfer, sell, mortgage, pledge or dispose of the Conveyed Interests (or permit any Affiliate to do any of the foregoing), other than (A) the transfer, sale, or disposal of Hydrocarbons in the ordinary course of business, (B) sales of equipment that is no longer necessary or desirable in the operation of the Conveyed Interests or for which replacement equipment has been, or will be on or prior to Closing, obtained, and (C) immaterial acreage trades or swaps for acreage of approximately equivalent value; and
(vii)    commit to do any of the foregoing.
(c)    Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Conveyed Interests with respect to which it is not the operator, and Buyer agrees that the acts or omissions of any other Working Interest owner (including any operator) or any other Person who is not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 9.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 9.1.
9.2    Successor Operator. Buyer acknowledges that it desires to succeed Seller as operator of those Conveyed Interests or any portion thereof that Seller may presently operate. Buyer further acknowledges and agrees that Seller does not covenant or warrant that Buyer shall become successor operator of such Conveyed Interests. Seller agrees, however, that, as to the Conveyed Interests it operates, it shall use its commercially reasonable efforts to designate, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer (or one of its Affiliates) as successor operator of such Conveyed Interests effective as of Closing.
9.3    Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with any Governmental Authority and/or relating to the Conveyed Interests are transferable to Buyer. On or before the Closing Date, Buyer shall use it commercially reasonable efforts to obtain, or cause to be obtained in the name of Buyer (or, if applicable, Buyer’s operating Affiliate), replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary (a) for Buyer’s ownership of the Conveyed Interests, and (b) to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or any Affiliate of Seller with respect to the Conveyed Interests. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own and, if applicable, operate the Conveyed Interests.

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9.4    Records Retention. Buyer shall and shall cause its successors and assigns to, for a period of seven years following Closing (or, in the case of Records related to Tax matters, until the expiration of the period of time set forth in the applicable statute of limitations), (a) retain the Records, (b) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense. At the end of such seven-year period and prior to destroying any of the Records, Buyer shall notify Seller in writing in advance of such destruction and provide Seller a reasonable opportunity to copy any or all of such Records at Seller’s expense.
9.5    Guarantees. Buyer shall cooperate with Seller in order to cause Seller and its Affiliates to be released, as of the Closing Date, from the guarantees set forth in Schedule 9.5 (the “Guarantees”). Without limiting the foregoing, if required by a counterparty to any Guarantee, Buyer shall, and, if applicable, shall cause its Affiliates to, use commercially reasonable efforts to provide, effective as of the Closing Date or such later date as may be required by such counterparty, substitute guarantee or similar arrangements for all periods covered by the Guarantees, which guarantee or similar arrangements shall (a) constitute a type of security, and (b) be provided by a party whose creditworthiness is, in each case, equivalent to or better than that required by the counterparty to such Guarantee. In the event that any counterparty to any such Guarantee does not release Seller or any of its Affiliates, then, from and after Closing, Buyer shall indemnify Seller or any Affiliate of Seller, as applicable, against all amounts incurred by Seller or any Affiliate of Seller, as applicable, under such Guarantee (and all costs incurred in connection with such Guarantee) if applicable to the Conveyed Interests acquired by Buyer. Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by Seller or any Affiliate of Seller pursuant to the Guarantees must be returned to Seller as soon as practicable and shall be deemed an Excluded Asset for all purposes hereunder.
9.6    Digital Records. After the Execution Date and within ten (10) Business Days prior to the Closing Date, Seller will use commercially reasonable efforts to deliver to Buyer any requested Records available in digital format (the “Digital Records”) upon such request by Buyer so that Buyer may prepare to take over physical operations on the Closing Date as well as to prepare for taking over administrative functions for operated and non-operated Assets.  Any Digital Records delivered to Buyer prior to Closing will be subject to the provisions of the Confidentiality Agreements.  If this Agreement is terminated prior to the Closing, then Buyer will return the Digital Records to Seller in their entirety and shall destroy any copies of the same that may have been created by Buyer.
9.7    Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing Date to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. Notwithstanding the foregoing, for all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article X have been fulfilled and

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whether Seller owes Buyer an indemnity under Article XIII, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing Date that arose in the ordinary course of business shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.
9.8    Regulatory Matters. Seller and Buyer shall (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than 10 Business Days, after the Execution Date, Seller and Buyer shall request early termination of the HSR Act waiting period on the Notification and Report Form, and Seller and Buyer shall bear their own costs and expenses incurred in connection with such filings, provided that Buyer shall pay any filing fees in connection therewith, and (b) each use its commercially reasonable efforts (i) to respond at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, (ii) to take all actions reasonably necessary to cause the waiting periods under the HSR Act and any other Laws to terminate or expire at the earliest possible date, (iii) to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of Laws, and (iv) to eliminate any impediment under any Laws that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible in accordance herewith, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 9.8, the Parties shall, to the extent permitted by Laws, (A) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (B) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (C) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (D) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Authority or person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated hereby.
9.9    Suspense Accounts. Seller shall, prior to Closing, pay to the States of Texas and Oklahoma or other applicable jurisdictions those suspended royalties that, as of the Execution Date, have escheated or are escheatable to the States of Texas and Oklahoma or other applicable jurisdictions to the extent that such payments are required to be made prior to Closing under applicable Laws.  Seller shall transfer to Buyer pursuant to a downward adjustment to the

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Purchase Price as set forth in Section 3.3(b) only those monies held in suspense by Seller at Closing that relate to suspended royalties as to which Buyer shall be responsible for distribution after Closing (which shall not include such escheatable monies).  Seller agrees to provide to Buyer any information reasonably requested by Buyer regarding all of Seller’s accounts holding monies in suspense that will be transferred to Buyer together with a written explanation (to the extent contained in Seller’s files) of why such monies are held in suspense or other information identifying the proper disposition of such monies.
9.10    Transition Services. Exhibit A to the Transition Services Agreement lists the transition services to be provided by Seller to Buyer thereunder after Closing. Buyer shall have the right, by providing written notice to Seller not later than five (5) Business Days prior to Closing, to remove one or more of such transition services from Exhibit A to the Transition Services Agreement. If Buyer provides such notice, then the Parties shall revise Exhibit A to the Transition Services Agreement executed and delivered at Closing to remove such transition services.
ARTICLE X
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing of each of the following conditions precedent:
10.1    Representations. The representations and warranties of Seller set forth in Article VII shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing Date as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect.
10.2    Performance. Seller shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.
10.3    No Legal Proceedings. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
10.4    Title Defects and Environmental Defects. In each case subject to the Individual Title Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 5.3(d)(i) prior to the Closing or if not so determined prior to the Closing, as determined by Buyer in its reasonable opinion, and the sum of all Purchase Price adjustments pursuant to Section 5.3(d)(ii) prior to the Closing, less the sum of all Title Benefit Amounts determined under Section 5.3(e) prior to the Closing, plus (b) all Remediation Amounts for Environmental Defects determined under

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Section 6.1(b)(i) prior to the Closing or if not so determined prior to the Closing, as determined by Buyer in its reasonable opinion, shall be less than 20% of the Purchase Price.
10.5    HSR Approval. The waiting period under the HSR Act applicable to the transactions contemplated hereunder shall have expired or been terminated.
10.6    Casualty Loss. No Casualty Losses shall have occurred with respect to the Conveyed Interests that are reasonably expected to exceed, in the aggregate, Fifty Million Dollars ($50,000,000) to remedy or repair.
10.7    Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 12.3.
ARTICLE XI
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller, on or prior to Closing of each of the following conditions precedent:
11.1    Representations. The representations and warranties of Buyer set forth in Article VIII shall be true and correct in all respects (without regard to materiality qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect.
11.2    Performance. Buyer shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.
11.3    No Legal Proceedings. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
11.4    Title Defects and Environmental Defects. In each case subject to the Individual Title Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 5.3(d)(i) prior to the Closing or if not so determined prior to the Closing, as determined by Seller in its reasonable opinion, and the sum of all Purchase Price adjustments pursuant to Section 5.3(d)(ii) prior to the Closing, less the sum of all Title Benefit Amounts determined under Section 5.3(e) prior to the Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Section 6.1(b)(i) prior to the Closing or if not so determined prior to the Closing, as determined by Seller in its reasonable opinion, shall be less than 20% of the Purchase Price.

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11.5    Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 12.3.
11.6    HSR Approval. The waiting period under the HSR Act applicable to the transactions contemplated hereunder shall have expired or been terminated.
ARTICLE XII
CLOSING
12.1    Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Conveyed Interests pursuant to this Agreement (the “Closing”) shall occur on or before December 15, 2014, or such other date as Buyer and Seller may agree upon in writing. The date on which the Closing actually occurs shall be the “Closing Date.”
12.2    Place of Closing. Closing shall be held at the offices of Seller at 600 Travis Street, Suite 5100, Houston, Texas 77002 or such other location as Buyer and Seller may agree upon in writing.
12.3    Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    Seller and Buyer shall execute and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties, covering the Conveyed Interests;
(b)    Seller and Buyer shall execute and deliver assignments, on appropriate forms, of federal Leases, state Leases and Indian Leases comprising portions of the Conveyed Interests, if any, in sufficient counterparts to facilitate filing with the applicable Governmental Authority;
(c)    Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;
(d)    Buyer shall deliver to Seller, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price less the amount of the Deposit plus interest earned thereon;
(e)    Seller and Buyer shall execute and deliver the Deeds, in sufficient counterparts to facilitate recording in the applicable counties;
(f)    Seller and Buyer shall execute and deliver the Transition Services Agreement;
(g)    Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make

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payment to Buyer of proceeds attributable to production from the Conveyed Interests from and after the Effective Time, for delivery by Buyer to the purchaser of production;
(h)    Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2);
(i)    To the extent required under any Law or Governmental Authority for any federal or state Lease, Seller and Buyer shall deliver federal and state change of operator forms designating Buyer as the operator of the Wells and the Leases currently operated by Seller;
(j)    An authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer;
(k)    An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller;
(l)    Buyer shall deliver any instruments and documents required by Sections 9.3 and/or 9.5;
(m)    Seller, Buyer, and the Escrow Agent shall execute and deliver the Title and Environmental Escrow Agreement if required under Article V;
(n)    Seller and Buyer shall deliver joint written instructions to the Escrow Agent, authorizing the disbursement of the Deposit plus interest earned thereon to Seller; and
(o)    Seller and Buyer shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed and/or delivered at Closing.
12.4    Records. In addition to the obligations set forth under Section 9.6 and Section 12.3 above, but notwithstanding anything herein to the contrary, no later than 30 days following the Closing Date, Seller shall make available to Buyer the Records for pickup from Seller’s offices during normal business hours.
ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
13.1    Assumption by Buyer; Specified Obligations.
(a)    Without limiting Buyer’s rights to indemnity under this Article XIII and Buyer’s rights under any Title Indemnity Agreement or Environmental Indemnity Agreement, from and after Closing, each Buyer, severally and not jointly, assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) its Proportionate Share of all obligations and Liabilities, known or unknown, arising from, based

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upon, related to or associated with the Conveyed Interests, regardless of whether such obligations or Liabilities arose prior to, at or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Conveyed Interests, including obligations:
(i)    to furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts,
(ii)    to pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons after the Effective Time, (including those held in suspense (including those amounts for which the Purchase Price was adjusted pursuant to Section 3.3(b)(ix) even if such suspense amounts are attributable to sales of Hydrocarbons before the Effective Time),
(iii)    to decommission the Conveyed Interests (the “Decommissioning Obligations”),
(iv)    subject to Seller’s obligations under Article VI, to clean up, restore and/or Remediate the premises covered by or related to the Conveyed Interests in accordance with applicable Contracts and Laws,
(v)    to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by any Law,
(vi)    subject to Article VI, arising from or related to Environmental Conditions, Environmental Defects and Buyer’s Environmental Liabilities, and
(vii)    the matters set forth on Schedule 7.6 – PART A
(all of said obligations and Liabilities, subject to the following exclusion, herein being referred to as the “Assumed Obligations”); provided that Buyer does not assume any obligations or Liabilities of Seller to the extent that they are Specified Obligations or attributable to or arise out of the ownership, use or operation of the Excluded Assets.
(b)    Upon Closing, with respect to specific Claims for the following for which a valid Claim Notice is given within the applicable survival period as set forth in Section 13.8, each Seller, severally but not jointly, retains and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, arising from, based upon, related to or associated with (i) Seller’s failure to properly, timely and legally pay, in accordance with the terms of any Lease and applicable Laws, all Burdens with respect to the Conveyed Interests due by Seller and attributable to Seller’s ownership of the Conveyed Interests prior to the Effective Time (other than for amounts held in suspense for which the Purchase Price was adjusted pursuant to Section 3.3(b)(ix)); (ii) personal injury or wrongful death attributable to Seller’s operation of the Conveyed Interests prior to the Closing Date; (iii) Operating Expenses for which Seller is responsible pursuant to Section 2.3, (iv) the Excluded Assets, (v) Asset Taxes for which Seller is responsible pursuant to Section 16.2(b) (taking into account, and without duplication of, (A) such Asset Taxes effectively

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borne by Seller as a result of Purchase Price adjustments made pursuant to Section 3.3 and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 16.2(d)), (vi) all Income Taxes imposed by any applicable Laws on Seller, any of its direct or indirect owners or affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (vii) the matters set forth on Schedule 7.6 – PART B, (viii) the disposal or transport of any Hydrocarbons or Hazardous Substances to or at an off-site waste disposal location, which Hydrocarbons or Hazardous Substances were produced or generated by or resulted from operations on the Conveyed Interests prior to the Effective Time, and (ix) the employment relationship between Seller and any of its past, present or future employees (all of said Liabilities herein being referred to as the “Specified Obligations”).
13.2    Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8, each Seller, severally but not jointly, shall be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:
(a)    any breach by Seller of its representations or warranties contained in Article VII other than Section 7.20;
(b)    any breach by Seller of its covenants and agreements under this Agreement (including those pursuant to Section 16.2 and taking into account adjustments to the purchase price pursuant to Sections 3.3, 3.5 and 3.6); or
(c)    the Specified Obligations.
13.3    Indemnities of Buyer. Effective as of Closing, each Buyer, severally and not jointly, and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:
(a)    any breach by Buyer of its representations or warranties contained in Article VIII;
(b)    any breach by Buyer of its covenants and agreements under this Agreement (including those pursuant to Section 16.2 and taking into account adjustments to the purchase price pursuant to Sections 3.3, 3.5 and 3.6); or
(c)    its Proportionate Share of the Assumed Obligations.

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13.4    Limitation on Liability.
(a)    Seller shall not have any liability for any indemnification under Section 13.2 of this Agreement (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000, and (ii) until and unless the aggregate amount of all Liabilities exceeding the threshold described in clause (i) above and for which Claim Notices are delivered by Buyer exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that (x) the adjustments to the Purchase Price under Sections 3.3, 3.5, 3.6 or 3.7 and any payments in respect thereof, (y) any breach of Sections 7.1, 7.2, 7.13 or 7.14, or (z) any indemnity owed for Specified Obligations shall not be limited by this Section 13.4(a).
(b)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer for aggregate Liabilities in excess of an amount equal to 20% of the Purchase Price; provided that (x) the adjustments to the Purchase Price under Sections 3.3, 3.5, 3.6 or 3.7 and any payments in respect thereof, (y) any breach of Sections 7.1, 7.2, 7.13 or 7.14, or (z) any indemnity owed for Specified Obligations shall not be limited by this Section 13.4(b).

13.5    Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 4.1(c), 4.1(d), 4.3 AND 9.5, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, ASSUMED OBLIGATIONS AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”
13.6    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Sections 4.1(c), 9.5, 13.2 and 13.3, the Assignment and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 4.1(c), Section 13.2 and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and its Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents, advisors, and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this

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Agreement, the ownership, use or operation of any of the Conveyed Interests prior to Closing or the condition, quality, status or nature of any of the Conveyed Interests prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates (except as provided in Section 5.4).
13.7    Indemnification Procedures. All claims for indemnification under Sections 4.1(c), 9.5, 13.2 and 13.3 shall be asserted and resolved as follows:
(a)    For purposes of Section 4.1(c), Section 9.5 and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party and/or other Person(s) with respect to such Liabilities pursuant to Section 4.1(c), Section 9.5 or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party and/or other Person(s) having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to Section 4.1(c), Section9.5 or this Article XIII.
(b)    To make a claim for indemnification under Sections 4.1(c), 9.5, 13.2 or 13.3, an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Sections 4.1(c), 9.5, 13.2 or 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to

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diligently defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (i) above.
13.8    Survival.
(a)    SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 7.20 WILL NOT SURVIVE CLOSING AND BUYER RECOGNIZES THAT IT WILL HAVE NO REMEDY OR RECOURSE WITH RESPECT TO SECTION 7.20 AFTER CLOSING.
(b)    Except for the Specified Representations, the representations and warranties set forth in Section 7.20, the representations and warranties set forth in Section 7.13 and the special warranty of title included in the Assignment and Deeds, the representations and warranties of Seller in Article VII and Buyer in Article VIII and the covenants and agreements of the Parties in Section 9.1 and Section 12.4, shall in each case terminate on the date that is 12 calendar months from the Closing Date. The Specified Representations shall survive Closing without time limit. The representations and warranties set forth in Sections 7.13 and 7.18 shall survive until 30 days after the expiration of the period of time set forth in the applicable statute of limitations. The special warranty of title included in the Assignment shall survive for the period set forth in the Assignment. Subject to the foregoing and as set forth in Section 13.8(c), the remainder of this Agreement shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their

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expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(c)    The indemnities in Sections 13.2(a), 13.2(b), 13.3(a) and 13.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Seller’s indemnities set forth in Section 13.2(c) shall survive the Closing for a period of five years from the Closing Date; provided, however, that (i) Seller’s indemnities set forth in Section 13.2(c) relating to the portions of the Specified Obligations defined in items (v) and (vi) of Section 13.1(b) shall survive until 30 days after the expiration of the period of time set forth in the statute of limitations regarding same and Seller’s indemnities set forth in Section 13.2(c) relating to the portions of the Specified Obligations defined in items (i), (iv), (vii), and (viii) of Section 13.1(b) shall survive without time limit. Buyer’s indemnity set forth in Sections 4.1(c), 9.5 and 13.3(c) shall survive the Closing without time limit and shall be deemed covenants running with the Conveyed Interests (provided that each Buyer and its successors and assigns shall not be released from any of, and shall remain severally and not jointly liable to the Seller Indemnified Parties for, the obligations and Liabilities of Buyer under such Sections of this Agreement upon any transfer or assignment of any Conveyed Interest). Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Sections 13.2(a) and 13.2(b) or Sections 13.3(a) through 13.3(c) prior to the date of termination for such indemnity.
13.9    Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waive any right to recover punitive, special, indirect, exemplary, or consequential damages, remote or speculative, or damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
13.10    Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
13.11    Insurance. The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds from insurance policies carried by Buyer actually realized or

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that could reasonably be expected to be actually realized by Buyer if a claim were properly pursued under the relevant insurance arrangements.
13.12    Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.
ARTICLE XIV
EMPLOYMENT MATTERS
14.1    Seller Benefit Plans. Buyer shall not assume any of the Seller Benefit Plans. From and after the Employee Start Date, Seller and its ERISA Affiliates shall retain and shall be solely responsible for all obligations and liabilities under the Seller Benefit Plans, and neither Buyer nor its Affiliates shall have any obligation, liability or responsibility from and after the Employee Start Date to or under the Seller Benefit Plans, whether such obligation, liability or responsibility arose before, on or after the Employee Start Date. Seller shall indemnify and hold harmless Buyer and its Affiliates with respect to all claims and Liabilities relating to or arising out of the Seller Benefit Plans.
14.2    Pre-Employee Start Date Claims under Seller Benefit Plans. To the extent that an Available Employee was a participant in a Seller Benefit Plan, Seller shall ensure that the Seller Benefit Plans are responsible for providing welfare benefits (including medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to all participating Available Employees and their dependents and beneficiaries for all claims incurred prior to the Employee Start Date, subject to the generally applicable terms and conditions of such plans. For purposes of this Section 14.2, a claim is incurred with respect to (i) accidental death and dismemberment, disability, life and other similar benefits when the event giving rise to such claim occurred and (ii) medical, hospital, dental and other similar benefits when the services with respect to such claim are rendered. Seller shall pay out all accrued and unused vacation balances of the Continuing Employees, and all other compensation or remuneration due under applicable Law within thirty (30) days of the Employee Start Date in accordance with Seller’s applicable policies in effect at that time or sooner if required by applicable Law.
14.3    Available Employees’ Offers and Post- Employee Start Date Employment and Benefits. No later than fifteen (15) Business Days following the Execution Date, Seller shall deliver to Buyer (i) a letter that includes a list of all Available Employees (the “Employee Letter”) and (ii) a letter that includes a list of all independent contractors who provide significant services with respect to the Conveyed Interests. Buyer shall have thirty (30) days after receipt of the Employee Letter within which to interview Available Employees for possible employment with Buyer or its Affiliate. Buyer shall have no obligation under this Agreement or otherwise to offer to employ any Available Employee. The Employee Letter shall include the Available Employee Information with respect to each Available Employee. Buyer shall:
(a)    Within ten (10) Business Days before the anticipated Closing Date, make written offers of employment to each of the Available Employees selected for hire by Buyer in its sole discretion (the “Offered Employees”), with such offers providing such Available Employees

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at least five (5) Business Days to either accept or reject such offers, provided, however, that any such written offers of employment to Available Employees at the Wheeler, Texas location of Seller shall be made by no later than October 24, 2014;
(b)    no later than the date that is three (3) Business Days prior to the anticipated Closing Date, Buyer shall notify Seller as to each Offered Employee who, as of such date, has accepted employment with Buyer or any of its Affiliates (the “Continuing Employees”), which acceptance shall be conditioned upon the occurrence of the Closing and effective as of the Employee Start Date and may be conditioned on other typical hiring policies, and each Offered Employee who, as of such date, has rejected Buyer’s offer of employment;
(c)    indemnify and hold harmless Seller and its Affiliates with respect to all claims and Liabilities relating to or arising solely out of Buyer’s employee selection and employment offer process described in this Section 14.3 (including any claim of discrimination or other illegality in such selection and offer process);
(d)    (i) initially provide to each Continuing Employee base salary/wage rate and cash bonus opportunities that are substantially comparable in the aggregate to the base salary and cash bonus opportunities provided to similarly situated employees of Buyer or its Affiliate; provided that nothing in this Agreement shall affect the right of Buyer and its Affiliates to terminate the employment of a Continuing Employee for any reason or at any time; and provided further that neither Buyer nor its Affiliate shall be required to provide compensation or benefits in the form of defined benefit pension benefits, retiree medical benefits, or equity compensation, and (ii) provide severance benefits for each Continuing Employee who is terminated by Buyer or its Affiliate without cause (as defined in Exhibit K) during the twelve (12) month period immediately following the Employee Start Date equivalent to the severance benefits available under Exhibit K; provided, however, that no such severance shall be payable unless such Continuing Employee whose employment has been so terminated timely signs and does not revoke as permitted by applicable Law a general release agreement in a form provided by Buyer or its Affiliate;
(e)    make reasonable efforts to cause the waiver of all limitations as to pre‑existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under the group health plans of Buyer or its Affiliates; and
(f)    provide full service credit for purposes of eligibility and vesting (other than to the extent that such credit would result in duplication of benefits with respect to the same period of service, and excepting credit for Buyer’s long term equity compensation plan) under all vacation, incentive, compensation and employee benefit plans, policies and arrangements made available to Continuing Employees by Buyer or any of its Affiliates on or after the Employee Start Date to the same extent such Continuing Employee’s service was recognized under the corresponding type of benefit plans in which such Continuing Employee participated immediately prior to the Employee Start Date, including the severance benefit determinations.
14.4    Savings Plans. Buyer shall cause the defined contribution pension plan (or plans) and trust (or trusts) intended to qualify under Sections 401(a) and 501(a) of the Code maintained

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by Buyer in which the Continuing Employees are eligible to participate to accept the direct rollover of electing Continuing Employees’ benefits in cash and, if applicable and subject to the terms of such Buyer plans, promissory notes from the Seller Savings Plan; provided that such direct rollover qualifies as an “eligible rollover distribution” under Section 402(c) of the Code.
14.5    Post- Employee Start Date Employment Claims. Buyer shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all Liability of any kind or nature involving or related to the employment of the Continuing Employees by Buyer, including any Liability related to any employee benefit plan sponsored or maintained by Buyer or its Affiliates.  Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all Liability of any kind or nature or related to the employment of any Available Employee who does not become a Continuing Employee. Any Offered Employee who rejects Buyer’s offer of employment as set forth in Section 14.3 shall remain an employee of LOI. All Continuing Employees shall remain employed by LOI between the Closing Date until the Employee Start Date.
14.6    COBRA. Seller acknowledges and agrees that Seller shall be solely liable, and that Buyer and its Affiliates shall have no obligation, responsibility or Liability, for providing continuation coverage under and complying with Section 4980B of the Code, Sections 601 through 608 of ERISA, and any state health care continuation coverage laws with respect to any individual who either prior to, on or after the Closing Date experienced a loss of coverage under any group health plan contributed to or maintained by Seller or its ERISA Affiliates, or who will otherwise be an “M&A Qualified Beneficiary” (as such phrase is defined in Section 54.4980B-9, Q&A-4 of the Treasury Regulations) in connection with the transaction contemplated by this Agreement. Seller agrees to provide continuing health benefit coverage as described in Section 4980B of the Code and Sections 601 through 608 of ERISA (hereinafter referred to as “COBRA Coverage”) to all employees who are M&A Qualified Beneficiaries with respect to the transactions contemplated in this Agreement (hereinafter referred to as “COBRA Beneficiaries”). Specifically, Seller agrees that all obligations to provide COBRA Coverage to COBRA Beneficiaries are being allocated to and shall remain with Seller, as permitted by Q&A-7 of the Treasury Regulation Section 54.4980B-9. If Seller and its ERISA Affiliates ceases to maintain a group health plan and Seller’s obligation to provide COBRA Coverage to COBRA Beneficiaries shifts to Buyer or its Affiliate as a result of Treasury Regulation Section 54.4980B-9, Q&A-8(b) or (c), then, notwithstanding any other provision of this Agreement to the contrary, Seller shall reimburse Buyer for any and all costs and expenses which Buyer or its Affiliate incurs in providing or otherwise making available COBRA Coverage to COBRA Beneficiaries (including, but not limited to, claims, administrative costs, fees, insurance premiums, insurance premium increases, etc.). Buyer will invoice Seller monthly with respect to such expenses and Seller shall be obligated to make full payment of each such invoice within fifteen (15) business days of the date of such invoice and, if Seller shall fail to timely pay the amounts of such invoices, Seller shall also be obligated to pay interest with respect to the unpaid amounts at the rate of ten percent (10%) per annum.
14.7    WARN Act. From the date of this Agreement until the Employee Start Date, Seller shall not and shall cause its Affiliates not to terminate the employment of any Available Employees such that a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act or any similar state Law) occurs prior to the Employee Start Date without complying with

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the WARN Act. Buyer agrees to provide any notice required under the WARN Act or any similar state Law with respect to any “plant closing” or “mass layoff” affecting Continuing Employees that may occur on or after the Employee Start Date. Buyer shall indemnify, defend and hold Seller harmless from and against any liability, damages, fines or costs (including reasonable attorneys’ fees) under the WARN Act or any similar state Law for any “plant closing” or “mass layoff” affecting any Continuing Employee on or after the Employee Start Date or arising, in whole or in part, from the actions (or inactions) of Buyer on or after the Employee Start Date. Seller shall indemnify, defend and hold Buyer harmless from and against any liability, damages, fines or costs (including reasonable attorneys’ fees) under the WARN Act or any similar state Law for any “plant closing” or “mass layoff” occurring prior to the Employee Start Date or arising, in whole or in part, from the actions (or inactions) of Seller prior to the Employee Start Date.
14.8    No Third Party Beneficiary Rights. Nothing herein, expressed or implied, shall confer upon any Available Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Article XIV, are for the sole benefit of the Parties and are not for the benefit of any Third Party. Nothing in this Article XIV, express or implied, shall be deemed to create any employee benefit plan or amend any employee benefit plan, or be construed to prevent Buyer, Seller, or any of their respective Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan. Nothing in this Article XIV shall: (i) grant any rights or benefits to any Person other than Buyer, Seller, and their respective Affiliates or (ii) amend, or may be construed as amending, any employee benefit plan.
14.9    Non-Solicitation of Employees. Beginning on the Closing Date and until the date that is one (1) year from the Closing Date, (i) Buyer shall not solicit for hire, and shall cause its Affiliates not to solicit for hire (without Seller’s prior written consent) any Available Employee to whom Buyer does not make an offer of employment as described in Section 14.3; and (ii) Buyer shall not solicit for hire, and shall cause its Affiliates not to solicit for hire (without Seller’s prior written consent) any LOI employee whose employment location is at Seller’s headquarters or Seller’s Oklahoma City office and whose principal responsibility prior to Closing related to the Conveyed Interests or who are or were directly or indirectly engaged the negotiation or the Closing of the transactions contemplated by this Agreement. Beginning on the applicable Employee Start Date and until the date that is one (1) year from such Employee Start Date, Seller shall not employ, and shall cause its Affiliates not to employ (without Buyer’s prior written consent) any Continuing Employee. Notwithstanding the foregoing, this Section 14.9 shall not prohibit (x) any solicitation that consists of a general advertisement or solicitation by Buyer or Seller, as applicable, through the use of media advertisements, the Internet, or professional search firms that is not targeted at employees of LOI or Buyer or their respective Affiliates, as applicable, or (y) any hiring of any person who is no longer employed by LOI or Buyer or their respective Affiliates, as applicable.

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ARTICLE XV
TERMINATION, DEFAULT AND REMEDIES
15.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:
(a)    by the mutual prior written consent of Seller and Buyer;
(b)    by either Seller or Buyer if Closing has not occurred on or before December 31, 2014 (or such later date as agreed to in writing by Seller and Buyer);
(c)    by Seller, at Seller’s option, if any of the conditions set forth in Article XI (other than the conditions set forth in Sections 11.4 and 11.6) have not been satisfied on or before the Closing Date and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of 10 Business Days after Buyer’s receipt of written notice thereof from Seller;
(d)    by Buyer, at Buyer’s option, if any of the conditions set forth in Article X (other than the condition set forth in Sections 10.4 and 10.5) have not been satisfied on or before Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of 10 Business Days after Seller’s receipt of written notice thereof from Buyer; or
(e)    by Buyer if the condition set forth in Section 10.4 has not been satisfied on or before the Closing Date or by Seller if the condition set forth in Section 11.4 is not satisfied on or before the Closing Date provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to Sections 15.1(b) through (d) above if such Party or its Affiliates are, at such time, in material breach of this Agreement.
15.2    Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 15.1 hereof, then, except for the provisions of Article I, Sections 4.1(c) through 4.1(g), 4.2, 4.3, 13.9, 14.9, this Section 15.2, and Section 15.3, Article XVI (other than Sections 16.2(b), 16.7 and 16.8) and such of the defined terms in Appendix I to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.
15.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall destroy or return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or no behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Conveyed Interests, in each case, in accordance with the Confidentiality Agreements and, if Buyer elects to destroy any such information, an officer of Buyer shall certify the destruction of such information to Seller in writing.
15.4    Distribution of Deposit Upon Termination

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(a)    If Seller terminates this Agreement under Section 15.1(c), and the Closing has not occurred (i) because Buyer has materially breached its covenants and agreements hereunder, or (ii) because Buyer is in material breach of its representations and warranties hereunder, then Seller shall be entitled to retain the Deposit, free of any claims by Buyer or any other Person with respect thereto. In such event, Seller shall be free to enjoy immediately all rights of ownership of the Conveyed Interests and to sell, transfer, encumber or otherwise dispose of the Conveyed Interests to any party without any restriction under this Agreement.
(b)    If the Closing does not occur and Seller is entitled to retain the Deposit under the foregoing Section 15.4(a), then the Seller’s sole and exclusive remedy for Buyer’s failure to perform hereunder shall be the retention of the Deposit as agreed and liquidated damages. In such event, Buyer will promptly instruct the Escrow Agent to release the Deposit to Seller, together with any interest earned thereon.
(c)    If this Agreement is terminated for any reason other than the reasons set forth in Section 15.4(a), Seller will promptly instruct the Escrow Agent to return the Deposit to Buyer, together with any interest earned thereon, free of any claims by Seller or any other Person with respect thereto.
ARTICLE XVI
MISCELLANEOUS
16.1    Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.
16.2    Expenses and Taxes.
(a)    Except as otherwise specifically provided herein, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.
(b)    Seller shall be allocated and bear all Asset Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the date on which the Effective Time occurs. Buyer shall be allocated and bear all Asset Taxes attributable to (A) any Tax period or portion thereof beginning on or after the Effective Time and (B) the portion of any Straddle Period beginning on the date on which the Effective Time occurs. Each Party shall be responsible for its own Income Taxes.
(c)    For purposes of Section 16.2 (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset

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Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Conveyed Interests gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.
(d)    To the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Settlement Statement pursuant to Section 3.6, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 16.2(b). Buyer shall be responsible for the preparation and timely filing of any Tax Returns and the payment to the applicable Taxing Authority of all Asset Taxes that become due and payable on or after the Closing Date, and Buyer shall indemnify and hold Seller harmless for any failure to file such Tax Returns and to make such payments.
(e)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Conveyed Interests to Buyer shall be borne by Buyer. Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer, provided that Seller shall pay or cause to be paid to the applicable Governmental Authorities any Transfer Taxes that it is required by law to collect and remit. Buyer shall indemnify and hold Seller harmless from and against such Transfer Taxes within thirty (30) days of Seller's written demand therefor. If Seller (not Buyer) is required by applicable law to appeal or protest the assessment of Transfer Taxes, the appeal or protest of such proposed assessment shall be treated as an item for which Seller is entitled to indemnification and if Buyer provides a written request and instructs Seller to do so, Seller shall prosecute the protest or appeal; in such event Buyer shall pay all out-of-pocket expenses of Seller (including attorneys’ fees) incurred by Seller in connection with such appeal or protest. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.
(f)    The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Conveyed Interests. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books

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and records with respect to Tax matters pertinent to the Conveyed Interests relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.
16.3    Assignment. Subject to the provisions of Section 16.18, this Agreement may not be assigned by Buyer without the prior written consent of Seller; provided, however, at any time prior to three Business Days prior to the Closing Date, Buyer may, by written notice to Seller, direct Seller to assign Buyer’s interest in this Agreement or all or a portion of the Conveyed Interests and Assumed Obligations to one or more Affiliates of Buyer. Such assignment shall not relieve Buyer of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other transfer by Buyer or its successors and assigns of any of the Conveyed Interests shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Conveyed Interests so assigned or transferred.
16.4    Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
16.5    Publicity. Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.
16.6    Notices. All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or sent by electronic mail (“email”) transmission (provided that receipt of such email is requested and received, excluding automatic receipts) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

Linn Energy Holdings, LLC
Linn Operating, Inc.
Linn Midstream, LLC
Linn Exploration Mid-Continent, LLC
Mid-Continent II, LLC, and Linn Midstream, LLC

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600 Travis Street, Suite 5100
Houston, Texas 77064
Attention: Candice Wells
Vice President, General Counsel and Corporate Secretary
Fax: (832) 426-5956
Email: CWells@linnenergy.com

With a copy to:

Linn Energy Holdings, LLC
Linn Operating, Inc.
Linn Midstream, LLC
Linn Exploration Mid-Continent, LLC
Mid-Continent II, LLC, and Linn Midstream, LLC
600 Travis Street, Suite 5100
Houston, Texas 77064
Attention: David Beathard,
VP Business Development, Strategy & Planning
Fax: (832) 426-5909
Email: DBeathard@linnenergy.com

If to Buyer:

EnerVest:
EnerVest, Ltd. 1001 Fannin, Suite 800 Houston, TX 77002 Attention: Mr. Phil DeLozier Fax: (713) 659-3556 Email: pdelozier@enervest.net with a copy to:

EnerVest, Ltd.
1001 Fannin, Suite 800
Houston, TX 77002
Attention: Mr. Philip B. Berry
Fax: (713) 615-7799
Email: pberry@enervest.net

with a copy to:

Thompson & Knight LLP
One Arts Plaza, 1722 Routh Street, Suite 1500
Dallas, Texas 75201-2533

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Attention: Arthur Wright
Fax: (214) 999-1695
Email: Arthur.Wright@tklaw.com

FourPoint:

FourPoint Energy, LLC
8450 E. Crescent Parkway, Suite 400,
Greenwood Village, Colorado 80111
Attention: Mr. Frank W. Nessinger
Telephone: (303) 785-1549
Facsimile: (303) 290-9997
Email: fnessinger@fourpointenergy.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile or email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Either Party may change their contact information for notice by giving written notice to the other Party in the manner provided in this Section 16.6. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
16.7    Further Cooperation. From and after Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as either Party may reasonably request, to convey and deliver the Conveyed Interests to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Conveyed Interests to Buyer in the manner contemplated by this Agreement.
16.8    Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Conveyed Interests and to the operator of such Conveyed Interests of the assignment of such Conveyed Interests to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Conveyed Interests to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Conveyed Interests to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required

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by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
16.9    Entire Agreement; Non-Reliance; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, AND NEITHER PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. EACH PARTY ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, IT HAS RELIED SOLELY ON THE PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THAT NEITHER PARTY HAD ANY DUTY TO MAKE ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. EACH PARTY ALSO ACKNOWLEDGES THAT, IN ENTERING THIS AGREEMENT, IT HAS NOT RELIED ON ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO; OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL, PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 16.9.
16.10    Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and permitted assigns.
16.11    Parties in Interest. Notwithstanding anything contained in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

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16.12    Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by all of the Parties and expressly identified as an amendment, restatement, supplement or modification.
16.13    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of either Party, or their respective officers, employees, agents, or representatives, and no failure by a Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by either Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
16.14    Governing Law; Jurisdiction; Venue; Jury Waiver. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCEPT THAT, WITH RESPECT TO ISSUES RELATING TO REAL PROPERTY FOR PROPERTIES LOCATED IN A SPECIFIC STATE, THE LAWS OF SUCH STATE SHALL GOVERN), EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE

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ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT EITHER PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 16.14.
16.15    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
16.16    Removal of Name. As promptly as practicable, but in any case within 60 days after the Transition Period or such earlier time as may be required by applicable Law, Buyer shall eliminate the names “Seller” and any variants thereof from the Conveyed Interests and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
16.17    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.
16.18    Like-Kind Exchange. Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Conveyed Interests as an exchange of like‑kind property under Section 1031 of the Code (an “Exchange”) by providing written notice prior to the Closing Date, provided that the Closing shall not be delayed by reason of the Exchange.  Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37.  Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange.  In connection with any such Exchange, any exchange accommodation titleholder

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shall have taken all steps necessary to own the Conveyed Interests under applicable Law.  Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release either Party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other Party) under this Agreement, and neither Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange.  Either Party electing to treat the acquisition or sale of the Conveyed Interests as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.
16.19    Specific Performance. The Parties agree that if any of the provisions of this Agreement are not performed by Seller in accordance with their specific terms, Buyer shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.
16.20    Buyer Liability. Notwithstanding anything to the contrary in this Agreement, the Parties agree that each Buyer shall be severally, but not jointly, liable (each for its Proportionate Share) for Buyer’s obligations and liabilities under this Agreement.
[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the date first above written.

Seller:

LINN ENERGY HOLDINGS, LLC

By:	/s/ David R. Beathard
Name:	David R. Beathard
Title:	Vice President – Business Development, Strategy & Planning

LINN OPERATING, INC.

By:	/s/ David R. Beathard
Name:	David R. Beathard
Title:	Vice President – Business Development, Strategy & Planning

LINN EXPLORATION MID-CONTINENT, LLC

By:	/s/ David R. Beathard
Name:	David R. Beathard
Title:	Vice President – Business Development, Strategy & Planning

MID-CONTINENT II, LLC

By:	/s/ David R. Beathard
Name:	David R. Beathard
Title:	Vice President – Business Development, Strategy & Planning

LINN MIDSTREAM, LLC

By:	/s/ David R. Beathard
Name:	David R. Beathard
Title:	Vice President – Business Development, Strategy & Planning

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT
HOU:3475670.13

Buyer:

ENERVEST ENERGY INSTITUTIONAL FUND XIII–A, L.P. ENERVEST ENERGY INSTITUTIONAL FUND XIII–WIB, L.P.

By:	EnerVest, Ltd., its Managing General Partner
By:	EnerVest Management GP, L.C., its General Partner

By:	/s/ Kenneth Mariani
Name:	Kenneth Mariani
Title:	President

ENERVEST ENERGY INSTITUTIONAL FUND XIII–WIC, L.P.

By:	EnerVest Holding XIII, LLC, its General Partner
By:	EnerVest, Ltd., its Sole Member
By:	EnerVest Management GP, L.C., its General Partner

By:	/s/ Kenneth Mariani
Name:	Kenneth Mariani
Title:	President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT
HOU:3475670.13

FOURPOINT ENERGY, LLC (doing business in Texas as 4P Energy Texas, LLC)

By:	/s/ George H. Solich
Name:	George H. Solich
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT
HOU:3475670.13

APPENDIX I
Definitions
Capitalized terms used in this Agreement shall have the meanings set forth in this Appendix I unless the context requires otherwise.
“AAA” means the American Arbitration Association.
“AAA Rules” means the Commercial Arbitration Rules of the AAA.
“Accounting Arbitrator” has the meaning set forth in Section 3.7.
“Adjusted Purchase Price” has the meaning set forth in Section 3.3.
“AFEs” has the meaning set forth in Section 7.12.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the first paragraph herein.
“Allocated Values” has the meaning set forth in Section 3.8(a).
“Applicable Contracts” means all Contracts to which Seller is a party or is bound relating to any of the Conveyed Interests and (in each case) that will be binding on Buyer after the Closing, including, without limitation: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Conveyed Interests or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.
“Assignment” means the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Conveyed Interests, substantially in the form attached to this Agreement as Exhibit D.
“Assumed Obligations” has the meaning set forth in Section 13.1(a).

ANNEX I

“Available Employee” means certain employees of LOI who are providing services with respect to the Conveyed Interests and are identified on the Employee Letter, which will include all field employees of LOI who provide services solely in connection with the Conveyed Interests as of the Effective Time.
“Available Employee Information” means, with respect to an Available Employee, (a) his or her name; (b) his or her title or position; (c) location of employment; (d) start date or seniority date (if different); (e) his annualized base salary or hourly wage, as applicable; (f) a description of commission, bonus or other incentive-based compensation arrangement applicable to such Available Employee, including, but not limited to, the target payment amount for the current year, the amount payable during the one-year period immediately preceding the date hereof, and the amount accrued and paid in the current year as of the date hereof; (g) the number of years of service credit under each Seller Benefit Plan in which an Available Employee participates or with respect to which an Available Employee or dependent or beneficiary thereof may be entitled to any compensation or benefits; (h) whether or not such Available Employee is currently active at work and, if not, the date that absence began, whether such absence is permitted and, if so, the policy permitting such absence, the nature of such absence and the date upon which such Available Employee is currently expected to return to work; (i) the accrued but untaken vacation and other paid leave credited to the Available Employee; (j) whether such person is classified as exempt or non-exempt; and (k) whether such person is full-time or part-time.
“BP Farmout Agreements” means those certain farmout agreements between BP American Production Company and Linn Energy Holdings, LLC, dated January 15, 2014 and November 13, 2013.
“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).
“Business Day” means any day (other than Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.
“Buyer” has the meaning set forth in the first paragraph herein.
“Buyer Indemnified Parties” has the meaning set forth in Section 13.2.
“Buyer’s Environmental Liabilities” has the meaning set forth in Section 6.1(a).
“Buyer’s Representatives” has the meaning set forth in Section 4.1(a).
“Casualty Loss” has the meaning set forth in Section 5.4(b).
“Claim Notice” has the meaning set forth in Section 13.7(b).
“Closing” has the meaning set forth in Section 12.1.
“Closing Date” has the meaning set forth in Section 12.1.

ANNEX I

“COBRA Beneficiaries” has the meaning set forth in Section 14.6.
“COBRA Coverage” has the meaning set forth in Section 14.6.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute, and the regulations and administrative guidance promulgated thereunder.
“Confidentiality Agreements” shall mean (i) that certain Confidentiality Agreement, dated as of July 31, 2014, by and between LEH and EnerVest, and (ii) that certain Confidentiality Agreement, dated as of August 6, 2014, by and between LEH and FourPoint.
“Consent” has the meaning set forth in Section 7.4.
“Contract” means any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Conveyed Interests or any real or immovable property related to or used in connection with the operations of any Conveyed Interests.
“Continuing Employees” is defined in Section 14.3(b).
“Conveyed Interests” has the meaning set forth in Section 2.1.
“Cure Period” has the meaning set forth in Section 5.3(c).
“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Conveyed Interests to Buyer that are customarily obtained after the assignment of properties similar to the Conveyed Interests.
“Decommissioning Obligations” has the meaning set forth in Section 13.1(a).
“Deeds” means, collectively, the Oil, Gas, and Mineral Deed from Seller to Buyer, pertaining to the Fee Minerals, substantially in the form attached to this Agreement as Exhibit I (the “Mineral Deed”) and the Special Warranty Deed from Seller to Buyer, pertaining to the applicable Surface Fee Interests included in the Conveyed Interests, substantially in the form attached to this Agreement as Exhibit J (the “Surface Deed”).
“Defect Claim Date” means on or before 5:00 P.M. (Central Time) on the date that is 60 days after the Execution Date.
“Defensible Title” means:
(a)    with respect to the Oil and Gas Properties, as of the Effective Time, and subject to Permitted Encumbrances:
(i)    that Seller’s title to the Leases, Wells, and Well Locations, with respect to each applicable Target Formation set forth in Exhibit G for a Well or each applicable Target Formation set forth in Exhibit G for a Well Location (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit G),

ANNEX I

entitles Seller to receive, without reduction, suspension or termination throughout the productive life of such Well or the well to be drilled on such Well Location, not less than the Net Revenue Interest set forth in Exhibit G for such applicable Target Formation, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement, and (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries; and
(ii)    that Seller’s title to the Leases, Wells, and Well Locations, with respect to each applicable Target Formation set forth in Exhibit G for a Well or each applicable Target Formation set forth in Exhibit G for a Well Location (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit G), obligates Seller to bear, throughout the productive life of such Well or the well drilled on such Well Location, not more than the Working Interest set forth in Exhibit G for such applicable Target Formation, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest; and
(iii)    that the Wells have been or are being drilled, completed, and operated within the boundaries of the applicable Leases or within the limits otherwise permitted or prescribed by contract, pooling, or unit agreement and by Law; and
(iv)    that the Oil and Gas Properties are free and clear of all Encumbrances.
(b)    with respect to the Midstream Assets, as of the Effective Time, and subject to Permitted Encumbrances:
(i)    that Seller has good and valid title to the Midstream Facilities and Personal Property included in the Midstream Assets; and
(ii)    (that Seller has good and marketable fee title to the Surface Fee Interests; and
(iii)    that the continuous length of the Off Lease Pipelines is located within a recorded right-of-way, easement, or license from the owner of the land covered thereby which grants to Seller and Seller’s successors and assigns (or to Seller’s predecessor in title and its successors and assigns) the right to construct, operate, replace, repair and maintain the applicable portion of such Off Lease Pipeline in, over, under, and across such land, but the failure to record a license from any county or highway department shall not give rise to a claim under this clause (iii); and

ANNEX I

(iv)    that the continuous length of the On Lease Pipelines is located within the boundaries of the applicable Lease and has been constructed, operated, replaced, repaired and maintained in accordance with the terms of such Lease; and
(v)    that the Midstream Assets are free and clear of all Encumbrances.
“Deposit” is defined in Section 3.2.
“Deposit Escrow Agreement” means that certain Deposit Escrow Agreement dated as of the Execution Date between Buyer, Seller and Escrow Agent, in substantially the same form as Exhibit O.
“Designated Well Costs” has the meaning set forth in Section 2.3(a).
“Digital Records” has the meaning set forth in Section 9.6.
“Dispute Notice” has the meaning set forth in Section 3.6(a).
“DOJ” has the meaning set forth in Section 9.8.
“Easements” has the meaning set forth in Section 2.1(f).
“Effective Time” means 7:00 A.M. (Central Time) on September 1, 2014.
“email” has the meaning set forth in Section 16.6.
“Employee Letter” is defined in Section 14.3.
“Employee Start Date” means January 1, 2015.
“Encumbrance” means any lien, mortgage, security interest, pledge, charge or similar encumbrance.
“EnerVest” has the meaning set forth in the first paragraph herein.
“EnerVest XIII-A” has the meaning set forth in the first paragraph herein.
“EnerVest XIII-WIB” has the meaning set forth in the first paragraph herein.
“EnerVest XIII-WIC” has the meaning set forth in the first paragraph herein.
“Environmental Arbitrator” has the meaning set forth in Section 6.1(e).
“Environmental Condition” means (a) a condition existing on the Execution Date or Closing Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes a Conveyed Interest (or Seller with respect to a Conveyed Interest) not to be in compliance with any Environmental Law, or (b) the existence on the Execution Date or Closing Date with respect to the Conveyed Interests or the operation thereof of any

ANNEX I

environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.
“Environmental Defect” means an Environmental Condition with respect to a Conveyed Interest.
“Environmental Defect Deductible” means one percent (1%) of the Purchase Price.
“Environmental Defect Notice” has the meaning set forth in Section 6.1(a).
“Environmental Indemnity Agreement” has the meaning set forth in Section 6.1(b)(iii).
“Environmental Laws” means all Laws in effect as of the Execution Date, including common law, relating to the protection of the environment, including those Laws relating to the storage, handling, and use of Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker safety or workplace conditions.
“ERISA” means the Employee Retirement Security Act of 1974, as amended, and the regulations and administrative guidance promulgated thereunder.
“ERISA Affiliate” means, with respect to any entity, any other entity, trade or business that is or at any relevant time was a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such first entity, or that is a member of the same “controlled group” as such first entity pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” has the meaning set forth in Section 3.2.
“Exchange” has the meaning set forth in Section 16.18.
“Excluded Assets” means (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally; (b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Conveyed Interests and attributable to any period of time prior to the Effective Time; (c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 5.4 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) Seller’s rights with respect to all Hydrocarbons produced and sold from the

ANNEX I

Conveyed Interests with respect to all periods prior to the Effective Time; (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Assets; (g) all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software, all radio and telephone equipment, smartphones, tablets and other mobility devices, well communication devices, and any other information technology systems, except as provided in Section 2.1(q); (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that are protected by an attorney-client privilege or any attorney work product doctrine; (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (k) all audit rights or obligations of Seller arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (l) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Conveyed Interests, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (m) except for field offices described on Exhibit A-5, any offices, office leases and any personal property located in or on such offices or office leases; (n) any leases, rights and other assets specifically listed in Exhibit E; (o) any Hedge Contracts; (p) any debt instruments; and (q) any assets described in Section 2.1(i) that are not assignable.
“Execution Date” has the meaning set forth in the first paragraph herein.
“Fee Minerals” has the meaning set forth in Section 2.1(d).
“Final Price” has the meaning set forth in Section 3.6(a).
“Final Settlement Statement” has the meaning set forth in Section 3.6(a).
“FourPoint” has the meaning set forth in the first paragraph herein.
“FTC” has the meaning set forth in Section 9.8.
“GAAP” means generally accepted accounting principles in the United States as interpreted as of the Execution Date.
“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

ANNEX I

“Guarantees” has the meaning set forth in Section 9.5.
“Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 6.2.
“Hedge Contract” means any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“HSR Act” has the meaning set forth in Section 9.8.
“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.
“Imbalances” means all Well Imbalances and Pipeline Imbalances.
“Income Taxes” means any income, franchise and similar Taxes.
“Indemnified Party” has the meaning set forth in Section 13.7(a).
“Indemnifying Party” has the meaning set forth in Section 13.7(a).
“Indemnity Deductible” means one percent (1%) of the Purchase Price.
“Individual Environmental Threshold” has the meaning set forth in Section 6.1(d).
“Individual Title Defect Threshold” has the meaning set forth in Section 5.3(i).
“Interim Period” means that period of time commencing at the Effective Time and ending at 7:00 A.M. (Central Time) on the Closing Date.
“Knowledge” means with respect to Seller, the actual knowledge of the following Persons: Mark Ellis, Arden Walker, Jr., Kolja Rockov, David B. Rottino, Thomas Emmons, and David R. Beathard, Don Davis, Mark Owen and Justin Vick.
“Lands” has the meaning set forth in Section 2.1(a).
“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” has the meaning set forth in Section 2.1(a).
“LEH” has the meaning set forth in the first paragraph herein.

ANNEX I

“Liabilities” means any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs, and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith, including liabilities, costs, losses and damages for personal injury, death, property damage, environmental damage, or Remediation.
“Linn Exploration” has the meaning set forth in the first paragraph herein.
“Linn Midstream” has the meaning set forth in the first paragraph herein.
“LOI” has the meaning set forth in the first paragraph herein.
“Material Adverse Effect” means any change, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, events, circumstances, developments or occurrences, is or would reasonably be expected to be adverse to the ownership, operation, or financial condition of the Conveyed Interests, taken as a whole, in an amount in excess of Fifty Million Dollars ($50,000,000); provided, however, that the term “Material Adverse Effect” shall not include any material adverse effect resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (c) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply or transportation markets, interests or rates), regardless of location; (d) changes in conditions or developments generally applicable to the oil and gas industry; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of a Governmental Authority; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of any Hydrocarbons; (k) a change in Laws and any interpretations thereof from and after the Execution Date; and (l) natural declines in well performance.
“Material Contracts” has the meaning set forth in Section 7.7(a).
“Midstream Assets” has the meaning set forth in Section 2.1(h).
“Midstream Facilities” has the meaning set forth in Section 2.1(e).
“Net Revenue Interest” means, with respect to any Well or Well Location set forth in Exhibit G, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Well Location (in each case, limited to the applicable currently producing formation or Target Formation as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit G), after giving effect to all Burdens.
“NORM” means naturally occurring radioactive material.

ANNEX I

“Off Lease Pipeline” means any Midstream Facility which is (i) not located on a Lease, or (ii) if located on a Lease, is used to transport, process, measure, collect, store or separate Hydrocarbons produced from properties other than or in addition to the Lease on which such Midstream Facility is located or lands pooled therewith.
“Offered Employees” has the meaning set forth in Section 14.3(a).
“Oil and Gas Properties” has the meaning set forth in Section 2.1(d).
“On Lease Pipeline” means any Midstream Facility used to transport, process, measure, collect, store or separate Hydrocarbons produced solely from the Lease on which such Midstream Facility is located or lands pooled therewith.
“Operating Expenses” means (other than the Designated Well Costs) all operating expenses (including costs of insurance) and all capital expenditures incurred in the ownership and operation of the Conveyed Interests in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Conveyed Interests under the relevant operating agreement or unit agreement, if any, but excluding Liabilities attributable to (a) personal injury or death, property damage, or violation of any Law, (b) Decommissioning Obligations, (c) environmental matters, including obligations to remediate any contamination of water or Personal Property under applicable Environmental Laws, (d) obligations with respect to Imbalances, (e) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Conveyed Interests, including those held in suspense, and (f) Asset Taxes.
“Party” and “Parties” has the meaning set forth in the first paragraph herein.
“Permitted Encumbrances” means:
(a)    as to the Oil and Gas Properties, the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens does not (i) have the potential to negatively affect the cash flow or increase the costs to operate or use any of the Conveyed Interests (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit G for such Well or Well Location, and (iii) does not obligate Seller to bear a Working Interest with respect to any Well or Well Location in any amount greater than the Working Interest set forth in Exhibit G for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth in Exhibit G in the same or greater proportion as any increase in such Working Interest);
(b)    preferential rights to purchase and required consents to assignment and similar agreements (but only as applicable to the transfer to Buyer);
(c)    liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith;
(d)    Customary Post-Closing Consents;

ANNEX I

(e)    conventional rights of reassignment;
(f)    as to the Oil and Gas Properties, such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement;
(g)    all Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Conveyed Interest in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Conveyed Interests; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Conveyed Interests to any Governmental Authority with respect to any right, power, franchise, grant, license or permit;
(h)    rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;
(i)    easements, conditions, covenants, restrictions, servitudes, permits, rights‑of-way, surface leases, and other rights in the Conveyed Interests for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not have the potential to negatively affect the cash flow or increase the costs to operate or use the Conveyed Interests as currently operated and used;
(j)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;
(k)    liens created under the Conveyed Interests or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;
(l)    with respect to any interest in the Conveyed Interests acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Seller as the owner of any Conveyed Interests;
(m)    any Encumbrance affecting the Conveyed Interests that is discharged by Seller at or prior to Closing;
(n)    any matters referenced in Schedule 7.6, if the net cumulative effect of such matters (i) does not materially interfere with the operation or use of any of the Conveyed Interests (as currently operated and used or projected to be operated or used), (ii) does not

ANNEX I

reduce the Net Revenue Interest of Seller with respect to any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit G for such Well or Well Location, and (iii) does not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit G for such Well or Well Location (unless the Net Revenue Interest for such Lease, Well or Well Location is greater than the Net Revenue Interest set forth in Exhibit G in the same or greater proportion as any increase in such Working Interest);
(o)    any mortgage lien on the fee estate or mineral fee estate from which title to the relevant Lease is derived which (i) was created after the date of the Lease or (ii) has been subordinated to the applicable Lease, in each case only to the extent that such mortgage lien is not currently subject to foreclosure or other enforcement proceedings by the holder of the mortgage lien; and
(p)    the terms and conditions of all Contracts (including the Applicable Contracts) if the net cumulative of such Contracts (i) do not have the potential to negatively affect the cash flow or increase the costs to operate or use any of the Conveyed Interests (as currently operated and used), (ii) do not reduce the Net Revenue Interest of Seller with respect to any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit G for such Well or Well Location, and (iii) do not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit G for such Well or Well Location (unless the Net Revenue Interest for such Lease, Well or Well Location is greater than the Net Revenue Interest set forth in Exhibit G in the same or greater proportion as any increase in such Working Interest); and
(q)    all other Encumbrances, instruments, obligations, defects and irregularities affecting the Conveyed Interests that individually or in the aggregate (i) do not have the potential to negatively affect the cash flow or increase the costs to operate or use any of the Conveyed Interests (as currently operated and used or projected to be operated or used), (ii) do not reduce the Net Revenue Interest of Seller with respect to any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit G for such Well or Well Location, and (iii) do not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit G for such Well or Well Location (unless the Net Revenue Interest for such Lease, Well or Well Location is greater than the Net Revenue Interest set forth in Exhibit G in the same or greater proportion as any increase in such Working Interest).
Notwithstanding the foregoing, a Permitted Encumbrance shall not include any Encumbrance arising under or with respect to a Seller Benefit Plan.
“Person” means any individual, firm, corporation, company, partnership (general and limited), limited liability company, joint venture, association, trust, estate, unincorporated organization, Governmental Authority or any other entity.
“Personal Property” has the meaning set forth in Section 2.1(h).
“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any invasive, sampling or testing activities.

ANNEX I

“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Conveyed Interests required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Conveyed Interests actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.
“Preferential Purchase Right” has the meaning set forth in Section 7.9.
“Preliminary Settlement Statement” has the meaning set forth in Section 3.5.
“Proportionate Share” has the meaning set forth in the Recitals.
“Purchase Price” has the meaning set forth in Section 3.1.
“Records” has the meaning set forth in Section 2.1(m).
“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances into the environment.
“Remediation” means, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including monitoring, to the extent but only to the extent required under Environmental Laws to correct or remove such Environmental Condition.
“Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition considering the circumstances and generally accepted industry practices and methods.
“Rod” means a unit of length equal to 51⁄2 yards, 161⁄2 feet, or 1⁄320th of a statute mile.
“RRC” has the meaning set forth in Section 5.6(a).
“Seller” has the meaning set forth in the first paragraph herein.
“Seller Benefit Plans” has the meaning set forth in Section 7.18.
“Seller Indemnified Parties” has the meaning set forth in Section 13.3.
“Specified Obligations” has the meaning set forth in Section 13.1(b).
“Specified Representations” means the representations and warranties in Sections 7.1, 7.2, 7.3, 7.5, 7.10, 7.14, 8.1, 8.2, 8.10, and 8.11.

ANNEX I

“Straddle Period” means any Tax period beginning before and ending on or after the date on which the Effective Time occurs.
“Target Formations” has the meaning set forth in Exhibit N.
“Taxes” means (a) any taxes, assessments, unclaimed property or escheat obligations and other governmental charges imposed by any Governmental Authority, including gross income, net income profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, environmental (including taxes under Code Section 59A) estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) other otherwise.
“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Claim” has the meaning set forth in Section 13.7(b).
“Title and Environmental Defects Escrow Agreement” means that certain Title and Environmental Defects Escrow Agreement dated as of the Closing Date between Buyer, Seller and Escrow Agent, in substantially the same from as Exhibit P.
“Title Arbitrator” has the meaning set forth in Section 5.3(j).
“Title Benefit” means, with respect to each Well and Well Location shown in Exhibit G, any right, circumstance or condition that operates (a) to increase the Net Revenue Interest of Seller above that shown for such Well or Well Location in Exhibit G to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit G, or (b) to decrease the Working Interest of Seller in any Well or Well Location below that shown for such Well or Well Location in Exhibit G to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit G.
“Title Benefit Amount” has the meaning set forth in Section 5.3(e).

ANNEX I

“Title Benefit Notice” has the meaning set forth in Section 5.3(b).
“Title Benefit Property” has the meaning set forth in Section 5.3(b).
“Title Defect” means any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to Wells and Well Locations included in the Oil and Gas Properties or in and to the Midstream Assets, as applicable, as of the Effective Time, without duplication; provided that the following shall not be considered Title Defects:
(a)    defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Conveyed Interest;
(b)    defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable public records;
(c)    defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings;
(d)    defects that have been cured by applicable Laws of limitations or prescription;
(e)    any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;
(f)    defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consents but only in connection with the proposed transfer to Buyer;
(g)    defects arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty;
(h)    defects arising from any prior oil and gas lease taken more than fifteen (15) years prior to the Effective Time relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease or Well;
(i)    defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten years or more;
(j)    defects that affect only which Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;
(k)    defects based solely on (i) lack of information in Seller’s files, or (ii) references to an unrecorded document(s) to which neither Seller nor any Affiliate of Seller is a party, if such document is dated earlier than January 1, 1960 and is not in Seller’s files;

ANNEX I

(i)    defects arising from or relating to the outcome of any litigation set forth in Schedule 7.6;
(l)    with respect to the Oil and Gas Properties, defects or irregularities that would customarily be waived by a reasonable owner or operator of similar oil and gas properties;
(m)    defects based on an interest that has not yet been earned under the BP Farmout Agreements; and
(n)    defects arising out of lack of survey, unless a survey is expressly required by applicable Laws.
“Title Defect Amount” has the meaning set forth in Section 5.3(g).
“Title Defect Deductible” means one percent (1%) of the Purchase Price.
“Title Defect Notice” has the meaning set forth in Section 5.3(a).
“Title Defect Property” has the meaning set forth in Section 5.3(a).
“Title Disputes” has the meaning set forth in Section 5.3(j).
“Title Dispute Date” means on or before 5:00 P.M. (Central Time) on the date that is 30 days after the expiration of the Cure Period.
“Title Indemnity Agreement” has the meaning set forth in Section 5.3(d)(iii).
“Transaction Documents” means those documents executed pursuant to or in connection with this Agreement.
“Transition Period” shall mean the period of time for which certain transition services are provided by Seller pursuant to the Transition Services Agreement covering three production months after Closing.
“Transition Services Agreement” shall mean a transition services agreement pertaining to the Conveyed Interests in substantially the same form as Exhibit L.
“Transfer Taxes” has the meaning set forth in Section 16.2(e).
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” has the meaning set forth in Section 2.1(c).
“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares

ANNEX I

of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.
“Wells” has the meaning set forth in Section 2.1(b).
“Well Location” means each well location set forth in Exhibit G.
“Working Interest” means, with respect to any Well or Well Location set forth in Exhibit G, the interest in and to such Well or Well Location that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Well Location (in each case, limited to the applicable currently producing formation or Target Formation as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit G), but without regard to the effect of any Burdens.

ANNEX I